EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

THE STUDENT LOAN CORPORATION,
as Seller, Servicer, SPV Administrator and Sponsor,

CITIBANK, N.A.,
in its individual capacity and as Depositor Eligible Lender Trustee, Conduit Eligible Lender Trustee, Securitization Eligible Lender Trustee, Omnibus Lender and Indenture Administrator,

CITIBANK (SOUTH DAKOTA) NATIONAL ASSOCIATION,
as Subservicer, Sub-Subservicer, Custodian and SPV Sub-Administrator,

SLC STUDENT LOAN RECEIVABLES I, INC.,
as Depositor,

____________________

SLM CORPORATION,
in its individual capacity,

BULL RUN 1 LLC,
as Securitization Buyer and Conduit Buyer,

SLM EDUCATION CREDIT FINANCE CORPORATION,
as successor Sponsor,

and

SALLIE MAE, INC.,
as successor Subservicer, successor Sub-Administrator and successor SPV Administrator

Dated as of September 17, 2010

APPENDICES

Appendix A	-	Definitions
Appendix B	-	List of Trust Certificates
Appendix C	-	Intentionally Omitted
Appendix D	-	Notices
Appendix E	-	Seller Representations and Warranties with Respect to Trust Student Loans
Appendix F	-	Seller Representations and Warranties with Respect to Financed Student Loans

EXHIBITS

Ancillary Agreements

Exhibit A	-	Voting Agreement
Exhibit B	-	Indemnification Agreement

Securitization

Exhibit 2.1	-	Form of Trust Certificates Bill of Sale
Exhibit 2.1(a)	-	Model Purchase Price Calculation
Exhibit 2.2	-	Form of Accession Agreement for Trust Certificates
Exhibit 2.5	-	Form of Partial Release of Security Interest
Exhibit 3.3(a)(i)	-	Form of Sub-Administration Agreement
Exhibit 3.3(a)(ii)	-	Form of Sub-Sub-Administration Agreement
Exhibit 3.3(a)(iii)	-	Form of Administration Services Agreement
Exhibit 3.4(a)(i)	-	Form of Replacement Subservicing Agreement
Exhibit 3.4(a)(ii)	-	Form of Sub-Subservicing Agreement
Exhibit 3.4(a)(iii)	-	Form of Servicing Services Agreement
Exhibit 3.5	-	Form of Assumption of Obligations of the Seller under Master Terms Purchase Agreements
Exhibit 3.6	-	Form of Makewhole and Participation Agreement

Conduit

Exhibit 4.4	-	Form of Conduit Bill of Sale
Exhibit 4.6	-	Form of Conduit Mutual Release
Exhibit 5(a)	-	List of Conduit Documents
Exhibit 5.1	-	Department Form Agreements
Exhibit 5.2(i)	-	Forms of Conduit Replacement Subservicing Agreement
Exhibit 5.2(ii)	-	Form of Conduit Servicing Services Agreement
Exhibit 5.3(b)	-	Form of SPV Sub-Administration Agreement
Exhibit 5.3(c)	-	Form of Conduit Services Agreement

Depositor
Exhibit 6	-	Form of Depositor Agreement

Closing

Exhibit 9.2	-	Form of Seller Satisfaction Certificate
Exhibit 9.3	-	Form of Buyer Satisfaction Certificate

General

Exhibit 10.6(b)	-	Form of Amended and Restated Confidentiality Agreement
Exhibit 12.2	-	Form of Buyer/Seller Release

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (as the same may be amended or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of September 17, 2010 (the “Commitment Date”) is entered into by and among (i) The Student Loan Corporation, a Delaware corporation, as Seller, Servicer, SPV Administrator and Sponsor; (ii) Citibank, N.A., a national banking association, in its individual capacity and as Depositor Eligible Lender Trustee, Conduit Eligible Lender Trustee, Securitization Eligible Lender Trustee, Omnibus Lender and Indenture Administrator (“CBNA”); (iii) Citibank (South Dakota) National Association, a national banking association, as Subservicer, Sub-Subservicer, Custodian and SPV Sub-Administrator (“CSD”); (iv) SLC Student Loan Receivables I, Inc., a Delaware corporation, as Depositor, (v) SLM Corporation, a Delaware corporation, in its individual capacity (“Buyer Parent”); (vi) Bull Run 1 LLC, a Delaware limited liability company, as Securitization Buyer and Conduit Buyer; (vii) SLM Education Credit Finance Corporation, a Delaware corporation, as successor Sponsor (“Buyer Entity”); and (viii) Sallie Mae, Inc., a Delaware corporation, as successor Subservicer, successor Sub-Administrator and successor SPV Administrator (the “Buyer Subsidiary”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, The Student Loan Corporation is entering into an Asset Purchase Agreement, dated as of the date of this Agreement, by and among The Student Loan Corporation, CBNA, and CSD (as the same may be amended or otherwise modified from time to time in accordance with the terms thereof, the “CBNA Transaction Agreement”, and the transactions contemplated by the CBNA Transaction Agreement, the “CBNA Transaction”), pursuant to which, subject to the terms and conditions of the CBNA Transaction Agreement, immediately prior to the Closing, The Student Loan Corporation will sell to CBNA certain assets of The Student Loan Corporation, and CBNA will assume all the liabilities of The Student Loan Corporation and its Subsidiaries (other than the liabilities to be assumed by Buyer Parent pursuant to the Transactions and retained liabilities to remain with the Seller pursuant to the Merger Transaction);

WHEREAS, concurrently with the execution of this Agreement and the CBNA Transaction Agreement, The Student Loan Corporation is entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as the same may be amended or otherwise modified from time to time in accordance with the terms thereof, the “Merger Transaction Agreement”, and the transactions contemplated by the Merger Transaction Agreement, the “Merger Transaction”), by and among Discover Bank, a Delaware banking corporation (“Merger Buyer”), Academy Acquisition Corp, a Delaware corporation and The Student Loan Corporation, pursuant to which, subject to the terms and conditions of the Merger Transaction Agreement, immediately following the Closing, Academy Acquisition Corp. will merge with and into The Student Loan Corporation, with The Student Loan Corporation continuing as the surviving corporation, and the outstanding shares of common stock of The Student Loan Corporation (other than as specified in the Merger Transaction Agreement) will be converted into the right to receive the Merger Consideration (as defined in the Merger Transaction Agreement);

WHEREAS, the Seller is the owner of Trust Certificates, each evidencing 100% of the beneficial interest in a Securitization Trust securitizing a portfolio of FFELP Loans, which were sold by the Seller to the Depositor and by the Depositor to such Securitization Trust;

WHEREAS, the Trust Certificates are pledged to CBNA under the terms of the Omnibus Credit Agreement;

WHEREAS, the Seller has sold beneficial interests in FFELP Loans to SLC Conduit I LLC, a Delaware limited liability company (the “Funding Note Issuer”), a wholly-owned Subsidiary of the Seller, that finances such FFELP Loans through advances that are provided by Straight-A Funding, LLC, a conduit program, and that are secured by such FFELP Loans;

WHEREAS, the Seller, either directly or through Affiliates, provides loan servicing and other administrative services with respect to the Securitization Trusts and the Funding Note Issuer;

WHEREAS, the Seller and its Subsidiaries desire to sell, and Buyer Parent and certain of its Affiliates desire to purchase, the Seller’s interest in the Trust Certificates and the Seller’s entire Membership Interest in the Funding Note Issuer;

WHEREAS, CBNA will acquire a trust certificate evidencing the 100% beneficial interest in the 2010-1 Trust and the Depositor in the CBNA Transaction;

WHEREAS, the Seller and its Affiliates desire to assign or delegate certain of their administrative and loan servicing duties and obligations with respect to the Securitization Trusts and the 2010-1 Trust and the Funding Note Issuer, and Buyer Parent and certain of its Affiliates desire to assume, pay, perform and otherwise accept or discharge such duties and obligations; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Buyer Parties to enter into this Agreement, CBNA is entering into (i) a Voting Agreement by and between Buyer Parent and Merger Buyer, a copy of which is attached as Exhibit A hereto (the “Voting Agreement”) and (ii) an Indemnification Agreement with Buyer Parent, a copy of which is attached as Exhibit B hereto (the “Indemnification Agreement”).

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I

DEFINITIONS, ACCOUNTING TERMS AND INTERPRETATION

Section 1.1                      Defined Terms

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Appendix A of this Agreement (such meanings to be equally applicable to both singular and plural forms of the terms defined).  Appendix A and the other appendices, exhibits and schedules to this Agreement shall constitute a part of this Agreement.

Section 1.2                      Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3                      Accounting Terms and Principles

All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.

Section 1.4                      Certain Terms

(a)           The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in this Agreement.

(b)           Unless otherwise expressly indicated herein, (i) references in this Agreement to an Appendix, Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Appendix, Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below,” when following a reference to a clause or a sub-clause of any Transaction Document, refer to a clause or sub-clause within, respectively, the same Section or clause of such Transaction Document.

(c)           The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(d)           References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(e)           The term “including” when used in any Transaction Document means “including without limitation” except when used in the computation of time periods.

(f)           The terms “Seller” and “Buyers” include their respective permitted successors and assigns hereunder.

(g)           References in this Agreement (including in Appendix A) to another agreement or instrument shall mean such agreement or instrument as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, except if pursuant to the terms of this Agreement any such agreement or instrument may only be amended, supplemented or otherwise modified with the consent of a party hereto, and then only if such consent is obtained.  In addition, if pursuant to the terms of this Agreement any agreement or instrument is required to be amended, modified, restated or supplemented pursuant to this Agreement, any reference in this Agreement (including in Appendix A) to such agreement or instrument shall, unless otherwise separately defined herein, include such agreement or instrument as it has been amended, modified, restated or supplemented as required pursuant to this Agreement.

(h)           In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(i)           The Seller will have been deemed to have “made available” or “furnished” to Buyer Parent any documents referred to in this Agreement if the Seller has posted (or has caused to have been posted) true, correct and complete copies of such documents to the Data Room prior to the date of this Agreement.

Section 1.5                      Disclosure Schedule

The Buyers and the Seller hereby acknowledge and agree that the disclosure of any item in any section of the Buyer Disclosure Schedule or the Seller Disclosure Schedule shall also be deemed to be disclosed with respect to any other section of the Buyer Disclosure Schedule or the Seller Disclosure Schedule, respectively, to which the relevance of such item is readily apparent on its face.

ARTICLE II

PURCHASE OF TRUST CERTIFICATES

Section 2.1                      Purchase and Sale

(a)           On the terms and subject to the satisfaction of the conditions set forth in this Agreement, including the conditions precedent set forth in ARTICLE IX and in reliance on the representations, warranties, covenants and agreements set forth in this Agreement, on the Closing Date, (i) the Seller hereby agrees to sell, transfer, assign and grant to the Securitization Buyer, without recourse to the Seller and without representations or warranties (except as specifically set forth herein), and the Securitization Buyer agrees to purchase from the Seller, the Seller’s right, title and interest in, to and under each of the Trust Certificates listed in Appendix B at its respective Certificate Purchase Price, in consideration of the payment of the aggregate Estimated Certificate Purchase Price to the Seller in the manner provided in Section 2.1(b) and subsequently adjusted pursuant to Section 2.1(e) and the agreement by the Securitization Buyer to assume, pay, perform and otherwise accept or discharge certain obligations and liabilities of a holder of such Trust Certificates, and (ii) the Securitization Buyer hereby agrees to assume, pay, perform and accept or otherwise discharge all such obligations and liabilities related to such Trust Certificates and the Securitization Trusts from and after the Closing.  The aggregate Estimated Certificate Purchase Price will be based upon the Schedule of Trust Student Loans determined as of the Applicable Measuring Date (or, if the information is not available, as of the most recent month end for which information is available) (the “Initial Cutoff Date”), will be prepared on a basis consistent with the Model Purchase Price Calculation attached hereto as Exhibit 2.1(a) (the “Model Purchase Price Calculation”) and will be further adjusted after the Closing Date pursuant to Section 2.1(e) based upon the Schedule of Trust Student Loans determined as of the Applicable Measuring Date.

(b)           Delivery or transfer of the Trust Certificates shall be made on the Closing Date at the time and in the manner agreed upon by the Seller and the Securitization Buyer, but in any event prior to the consummation of the Merger Transaction.  On the Closing Date, the Securitization Buyer shall pay or cause to be paid to CBNA, as designee of the Seller, the Estimated Certificate Purchase Price for each Trust Certificate by wire transfer of immediately available funds in U.S. dollars to the account specified by CBNA to the Securitization Buyer by written notice at least two Business Days prior to the Closing Date.  Upon receipt of evidence of the payment of the aggregate Estimated Certificate Purchase Price and receipt of a fully executed Accession Agreement, the Seller shall cause the Trust Certificates, accompanied by a written instrument of transfer and such signature guarantees and evidence of authority of the Persons signing the instrument of transfer as the Owner Trustee may require in accordance with the Securitization Trust Agreements, to be delivered along with the Accession Agreement and the Opinions of Counsel described in Section 2.3 to the Owner Trustee for transfer and for issuance of new Trust Certificates in the name of the Securitization Buyer or its designee.

(c)           The sale and purchase of the Trust Certificates on the Closing Date shall be consummated upon (i) the execution and delivery by the Seller and the Securitization Buyer of the Trust Certificates Bill of Sale (which will include a Schedule of Trust Student Loans determined as of the Initial Cutoff Date), (ii) the payment by the Securitization Buyer to CBNA, as designee of the Seller, of the aggregate Estimated Certificate Purchase Price in the manner provided in Section 2.1(b), (iii) the assignment to the Securitization Buyer of the Trust Certificates in accordance with the applicable requirements under the related Securitization Trust Agreements, (iv) the Seller’s receipt of an executed Buyer Satisfaction Certificate and (v) the Securitization Buyer’s receipt of an executed Seller Satisfaction Certificate.  Upon the satisfaction of such conditions, such sale and purchase shall be effective as of the Closing Date, prior to the consummation of the Merger Transaction.

(d)           If the Owner Trustee requires the payment of a sum sufficient to cover the payment of any Taxes or other government charges required to be paid in connection with the sale and purchase of the Trust Certificates pursuant to Section 2.1(b), such sum shall be paid by the Buyer Parent and CBNA as provided in the Indemnification Agreement.

(e)           Seller shall timely provide any information reasonably requested by the Buyer Parent to prepare an adjusted Schedule of Trust Student Loans, so that within fifteen (15) Business Days after the Closing Date, the Buyer Parent shall provide the Seller and CBNA with an adjusted Schedule of Trust Student Loans determined as of the Applicable Measuring Date and shall recalculate the Certificate Purchase Price for each Trust Certificate based upon such schedule to determine the aggregate Closing Certificate Purchase Price, with such calculation to be prepared on a basis consistent with the Model Purchase Price Calculation.  CBNA shall have ten (10) Business Days to review and comment on the adjusted Schedule of Trust Student Loans and the adjusted Certificate Purchase Prices, including the aggregate Closing Certificate Purchase Price.  During this period the Seller and Buyer Parent (to the extent available to it) will provide information relating to the adjusted Schedule of Trust Student Loans and adjusted Certificate Purchase Prices as reasonably requested by CBNA and Buyer Parent, and Buyer Parent will meet with CBNA to discuss this information and the calculations.  CBNA and Buyer Parent will reimburse Seller for its reasonable expenses incurred in connection with performing its obligations under this Section 2.1. If during this ten (10) Business Day period CBNA notifies the Buyer Parent that CBNA disagrees with these calculations, Buyer Parent and CBNA will meet to attempt to resolve any differences.  If they are unable to agree on the adjustments within the next thirty (30) days, then the Buyer Parent and CBNA will be free to pursue an additional review by jointly selecting an independent accounting firm to review the calculations and make a determination as to the Closing Certificate Purchase Price.  If CBNA and the Buyer Parent are unable to agree on an accounting firm, then they will apply to the American Arbitration Association to make the selection.  (The independent accounting firm selected pursuant to this Section 2.1(e) is referred to herein as the “Arbitration Firm”).  The Arbitration Firm will be instructed to complete its review within twenty (20) days and to calculate the Closing Certificate Purchase Price in accordance with this Section 2.1 and the Model Purchase Price Calculation.  The decision of the Arbitration Firm will be final and binding on the Buyer Parent and CBNA.

(f)           If the aggregate Closing Certificate Purchase Price exceeds the aggregate Estimated Certificate Purchase Price (as finally determined pursuant to Section 2.1(e)), then the Securitization Buyer shall pay CBNA the amount of such excess no later than ten (10) Business Days after the Closing Date by wire transfer of immediately available funds in U.S. dollars to the account specified by CBNA to the Securitization Buyer by written notice at least two Business Days prior to such payment.  If the aggregate Closing Certificate Purchase Price is less than the aggregate Estimated Certificate Purchase Price, then CBNA on behalf of the Seller shall refund the Securitization Buyer the amount of such difference within ten (10) Business Days after the Closing Date by wire transfer of immediately available funds in U.S. dollars to the account specified by the Securitization Buyer to CBNA by written notice at least two Business Days prior to such payment.  The Securitization Buyer acknowledges and agrees that the Seller shall have no responsibility for, or liability with respect to, the making of any payment required pursuant to the preceding sentence.  The Seller and the Securitization Buyer shall each amend the Trust Certificates Bill of Sale to reflect the adjusted Schedule of Trust Student Loans determined as of the Closing Date and the aggregate Closing Certificate Purchase Price.  If the aggregate Closing Certificate Purchase Price is less than the aggregate Estimated Certificate Purchase Price then CBNA on behalf of the Seller shall refund the Securitization Buyer the amount of such difference no later than ten (10) Business Days after the Closing Date by wire transfer of immediately available funds in U.S. dollars to the account specified by the Securitization Buyer to CBNA by written notice at least (2) two Business Days prior to such payment.  The Securitization Buyer acknowledges and agrees that the Seller shall have no responsibility for, or liability with respect to, the making of any payment required pursuant to the preceding sentence.  The Seller and the Trust Buyer shall amend the Trust Bill of Sale to reflect the Schedule of Trust Student Loans determined as of the Applicable Measuring Date and the Closing Certificate Purchase Price.

Section 2.2                      Accession Agreement

On or prior to the Closing Date, the Securitization Buyer will provide the Seller with an executed Accession Agreement for Trust Certificates (the “Accession Agreement”) in substantially the form attached as Exhibit 2.2 or such other form as is acceptable to the Owner Trustee and is in accordance with the terms of the Securitization Trust Agreements.

Section 2.3                      Opinions

On the Closing Date, pursuant to the terms of the Securitization Trust Agreements, the Seller will provide the Owner Trustee with Opinions of Counsel that (i) the transfer of the Trust Certificates will not cause any Securitization Trust to be treated for U.S. federal income tax purposes as an association (or publicly-traded partnership) taxable as a corporation and will not adversely affect the federal income tax treatment of the Noteholders in any material respect and (ii) the transfer of the Trust Certificates is exempt from registration under the 1933 Act and any applicable state securities Law.

Section 2.4                      Rating Agencies

Prior to the Closing Date, the Seller shall deliver written notice to the applicable Rating Agencies of the sale of the Trust Certificates to the Securitization Buyer.

Section 2.5                      Partial Release of Security Interest

On or prior to the Closing Date, CBNA, as the Omnibus Lender under the Omnibus Credit Agreement, shall release its security interest in the Trust Certificates concurrently with the sale of the Trust Certificates and the receipt of the proceeds of the aggregate Estimated Certificate Purchase Price (which will be applied to repay the Omnibus Loans) by executing a partial release substantially in the form attached as Exhibit 2.5, and the Omnibus Lender shall deliver the Trust Certificates held in its possession as collateral for the Omnibus Loans to the Owner Trustee for transfer to the Securitization Buyer in the manner provided in the Securitization Trust Agreements.

Section 2.6                      Intent and Characterization

The Seller and the Securitization Buyer intend that the sale of the Trust Certificates pursuant to this Agreement and the Trust Certificates Bill of Sale constitute a valid sale of the Trust Certificates from the Seller to the Securitization Buyer, conveying good title to the Trust Certificates free and clear of any Lien, and that the beneficial interest in and title to the Trust Certificates shall not be part of the Seller’s estate in the event of the bankruptcy of the Seller or the appointment of a receiver with respect to the Seller.  The Seller and the Securitization Buyer intend and agree to treat the transfer and assignment of the Trust Certificates as an absolute sale for Tax, financial and accounting purposes, and as an absolute and complete conveyance of title for property Law purposes.

ARTICLE III

ASSUMPTION OF SECURITIZATION DUTIES

Section 3.1                      Duties of Indenture Administrator

CBNA in its role as Indenture Administrator agrees to remain in such capacity under the related Securitization Indenture for each Securitization Trust following the Closing Date (unless and until it is no longer qualified to serve in such capacity); provided, that at any time upon receipt of a written request from Buyer Parent, CBNA will agree to resign its position as Indenture Administrator pursuant to the terms of each related Securitization Indenture; provided, further, that CBNA may resign as Indenture Administrator at any time after the 18-month anniversary of the Closing Date subject to the terms of the Securitization Indenture for the applicable Securitization Trust; in either case, CBNA shall cooperate with and assist Buyer Parent, and the entity designated by Buyer Parent as the successor Indenture Administrator in all matters required to effect such replacement, including, but not limited to, the execution and delivery of all required documentation to evidence such resignation and replacement, the transfer of all applicable property, responsibilities and obligations to such successor, providing all required notices to each applicable Rating Agency and each related Securitization Indenture Trustee, and obtaining the consent of each related Owner Trustee.

Section 3.2                      Securitization Eligible Lender Trustee

CBNA in its role as Securitization Eligible Lender Trustee agrees to remain in such capacity under the related Securitization Eligible Lender Trust Agreement following the Closing Date (unless and until it is no longer qualified to serve in such capacity); provided, that at any time upon receipt of a written request from Buyer Parent, CBNA will agree to resign its position as Securitization Eligible Lender Trustee pursuant to the terms of the Securitization Eligible Lender Trust Agreement; provided, further, that CBNA may resign as Securitization Eligible Lender Trustee at any time after the 18-month anniversary of the Closing Date subject to the terms of the Securitization Eligible Lender Trust Agreement; in either case, CBNA shall cooperate with and assist Buyer Parent, and the entity designated by Buyer Parent as the successor Securitization Eligible Lender Trustee in all matters required to effect such replacement, including, but not limited to, the execution and delivery of all required documentation to evidence such resignation and replacement, the transfer of all applicable property, responsibilities and obligations to such successor, and providing all required notices, if any, as well as any required documentation to facilitate the transfer of ownership of the applicable Department Lender Identification Numbers and related state agency guarantee agreements.

Section 3.3                      Appointment of Sub-Administrator

(a)           Buyer Subsidiary wishes to act as Sub-Administrator to the Administrator for each Securitization Trust and the 2010-1 Trust, and the Seller, as Administrator, wishes to assign such administration responsibilities to Buyer Subsidiary.  On the Closing Date,

(i)           the Seller will enter into sub-administration agreements with Buyer Subsidiary, as sub-administrator (in such capacity, the “Sub-Administrator”) substantially in the form attached as Exhibit 3.3(a)(i) or such other form as mutually agreed upon by the Seller and Buyer Subsidiary (the “Sub-Administration Agreements”);

(ii)           the Sub-Administrator and CSD (in such capacity, the “Sub-Sub-Administrator”) will enter into an agreement for each Securitization Trust and the 2010-1 Trust substantially in the form of Exhibit 3.3(a)(ii) or such other form as agreed upon between the Sub-Administrator and the Sub-Sub-Administrator (the “Sub-Sub-Administration Agreement”); and

(iii)           the Sub-Sub-Administrator, the Seller and CBNA will enter into a service agreement for each Securitization Trust and the 2010-1 Trust substantially in the form of Exhibit 3.3(a)(iii) or such other form as agreed upon among the Sub-Sub-Administrator, the Seller and CBNA (the “Administration Services Agreement”).

(b)           To the extent required pursuant to the related Securitization Administration Agreements, prior to the Closing Date, the Seller, as Administrator, shall use reasonable best efforts to obtain the consent of the Owner Trustee to the appointment of Buyer Subsidiary as Sub-Administrator.  The Seller (with the reasonable cooperation of Buyer Subsidiary) will use reasonable best efforts to timely notify the applicable Rating Agencies of their intention to enter into the Sub-Administration Agreements as and if required pursuant to such related Securitization Administration Agreements, and if required thereby, to obtain confirmation from the applicable Rating Agencies of the rating of the Securitization Notes issued by the related Securitization Trust or 2010-1 Trust after giving effect to the Sub-Administration Agreements and Sub-Sub-Administration Agreements.  The Seller and Buyer Subsidiary will use reasonable best efforts and cooperation to effect the appointment of Buyer Subsidiary as the successor Administrator if the Administrator is terminated pursuant to an administrator default (provided a sub-administrator default has not occurred under the terms of the Sub-Administration Agreement).

Section 3.4                      Assumption of Duties of Subservicer

(a)           Buyer Subsidiary wishes to act as Subservicer to the Servicer for the Trust Student Loans, and the Seller, as Servicer, wishes to assign such subservicing responsibilities to Buyer Subsidiary.  On the Closing Date,

(i)           the Seller will terminate the existing Securitization Subservicing Agreements with CSD and will enter into subservicing agreements with Buyer Subsidiary as the replacement subservicer substantially in the form of Exhibit 3.4(a)(i) or such other form as mutually agreed upon by the Servicer and Buyer Subsidiary (the “Replacement Subservicing Agreements”);

(ii)           the Subservicer and CSD (in such capacity, the “Sub-Subservicer”) will enter into an agreement for each Securitization Trust and the 2010-1 Trust substantially in the form of Exhibit 3.4(a)(ii) or such other form as agreed upon among the Subservicer and the Sub-Subservicer (the “Sub-Subservicing Agreement”), and

(iii)           the Sub-Subservicer, the Seller and CBNA will enter into a services agreement for each Securitization Trust substantially in the form of Exhibit 3.4(a)(iii) or such other form as agreed upon among the Sub-Subservicer, the Seller and CBNA (the “Servicing Services Agreement”).

(b)           Pursuant to Section 3.19 of each Securitization Servicing Agreement, prior to the Closing Date, the Seller, as Servicer shall appoint Buyer Subsidiary as Subservicer.  The Seller (with the reasonable cooperation of Buyer Subsidiary) will use reasonable best efforts to timely notify the applicable Rating Agencies as and if required, and if required, to obtain confirmation from the applicable Rating Agencies of the rating of the Securitization Notes issued by the related Securitization Trust after giving effect to the Replacement Subservicing Agreements and Sub-Subservicing Agreements.  The Seller (with the reasonable cooperation of Buyer Subsidiary) will use reasonable best efforts to obtain the written agreement of the Owner Trustee to the appointment of Buyer Subsidiary as the successor servicer if the Servicer is terminated pursuant to a servicer default (provided a Subservicer default has not occurred under the terms of the Replacement Subservicing Agreement).

Section 3.5                      Assumption of Obligations of the Seller under the Securitization Master Terms Purchase Agreements

Effective as of the Closing Date, Buyer Entity shall assume, pay, perform and otherwise accept or discharge the repurchase, indemnity and other ongoing obligations of the Seller pursuant to each of the Securitization Master Terms Purchase Agreements, and Buyer Entity and Seller shall execute an assignment and assumption agreement substantially in the form of Exhibit 3.5 or in such other form as Buyer Parent and the Seller may agree to (the “Assumption of Obligations of the Seller under Master Terms Purchase Agreements”).

Section 3.6                      Makewhole and Participation Agreement

Effective as of the Closing Date, CBNA and Buyer Entity shall enter into a purchased loan makewhole and participation agreement, substantially in the form of Exhibit 3.6 or such other form as CBNA and Buyer Entity may agree to (the “Makewhole and Participation Agreement”).

Section 3.7                      Costs and Expenses

All third party costs and expenses associated with effecting the transfer of the ownership of the Trust Certificates and the transfer of various obligations from The Student Loan Corporation and its affiliates and CBNA and its Affiliates, on the one hand, to Buyer Parent and its Affiliates, on the other hand, that are incurred on or prior to the Closing Date, including, without limitation, the sending of all notices, the obtaining of all consents, and the payment of the fees, cost and expenses (including attorneys fees and expenses) of all rating agencies and trustees, but excluding the costs of the attorneys for the Buyer Parties, shall be shared equally between Buyer Parent and CBNA until such costs and expenses of the Buyer Parties exceed $1,000,000; then CBNA shall pay all such costs and expenses of Buyer Parties in excess of $1,000,000.

ARTICLE IV

PURCHASE OF FUNDING NOTE ISSUER

Section 4.1                      Purchase and Sale

(a)           On the terms and subject to the satisfaction of the conditions set forth in this Agreement, including the conditions precedent set forth in ARTICLE IX and in reliance on the representations, warranties, covenants and agreements set forth in this Agreement, the Seller hereby agrees to sell and assign all of its Membership Interests in the Funding Note Issuer, without recourse to the Seller and without representations or warranties (except as specifically set forth herein), to the Conduit Buyer, and the Conduit Buyer hereby agrees to purchase the entire Membership Interests in the Funding Note Issuer from the Seller and to assume, pay, perform and otherwise accept or discharge all Buyer Assumed Obligations of the sole member of the Funding Note Issuer.  Such Membership Interest will be purchased from the Seller and the Estimated Conduit Purchase Price will be based upon the Schedule of Financed Student Loans determined as of the Initial Cutoff Date, and the Estimated Conduit Purchase Price will be calculated on a basis consistent with the Model Purchase Price Calculation and will be further adjusted pursuant to this Section 4.1 after the Closing based upon an adjusted Schedule of Financed Student Loans determined as of the Applicable Measuring Date.  The Financed Student Loans will be identified on the Closing Date in the Conduit Bill of Sale.  As further described in Section 5.2, on the Closing Date, the Conduit Buyer shall pay or cause to be paid all outstanding Subordinated Loans of the Funding Note Issuer, together with accrued interest thereon, up to and including the Closing Date.

(b)           Delivery or transfer of the Membership Interest shall be made on the Closing Date at the time and in the manner agreed upon by the Seller and the Conduit Buyer, but in any event prior to the consummation of the Merger Transaction.  On the Closing Date, the Conduit Buyer shall pay or cause to be paid to CBNA, as designee of the Seller, the Estimated Conduit Purchase Price by wire transfer of immediately available funds in U.S. dollars to the account specified by CBNA to the Conduit Buyer by written notice at least two (2) Business Days prior to the Closing Date at the time and in the manner mutually agreed upon by CBNA and the Conduit Buyer.

(c)           The sale and purchase of the Membership Interests on the Closing Date shall be consummated upon (i) execution and delivery by the Seller and the Conduit Buyer of a Conduit Bill of Sale (which will include a Schedule of Financed Student Loans determined as of the Initial Cutoff Date and the assignment and assumption referred to in Section 4.4) with respect to the Membership Interests, (ii) the payment by or on behalf of the Conduit Buyer of the Estimated Conduit Purchase Price in the manner provided in Section 4.1(b), (iii) receipt of written consent of the Conduit Manager and the Conduit Lender described in Section 4.5, (iv) delivery of the opinions described in Section 4.3, (v) the Seller’s receipt of an executed Buyer Satisfaction Certificate and (vi) the Conduit Buyer’s receipt of an executed Seller Satisfaction Certificate.  Upon the satisfaction of such conditions, such sale and purchase shall be effective as of the Closing Date, prior to the consummation of the Merger Transaction.

(d)           Seller shall timely provide any information reasonably requested by the Conduit Buyer to prepare an adjusted Schedule of Financed Student Loans, so that within fifteen (15) Business Days after the Closing Date, the Conduit Buyer shall provide the Seller and CBNA with a Schedule of Financed Student Loans determined as of the Applicable Measuring Date and shall calculate the Conduit Purchase Price based upon such schedule to determine the Closing Conduit Purchase Price, with such calculation to be prepared on a basis consistent with the Model Purchase Price Calculation.  CBNA shall have ten (10) Business Days to review and comment on the Schedule of Financed Student Loans and the Closing Conduit Purchase Price.  During this period the Seller and Buyer Parent (to the extent available to it) will provide information relating to the adjusted Schedule of Financed Student Loans and adjusted Closing Conduit Purchase Prices as reasonably requested by CBNA and Conduit Buyer, and Conduit Buyer will meet with CBNA to discuss this information and the calculations.  CBNA and Buyer Parent will reimburse Seller for its reasonable expenses incurred in connection with performing its obligations under this Section 4.1(d).  If during this ten (10) Business Day period CBNA notifies the Conduit Buyer that CBNA disagrees with these calculations, Conduit Buyer and CBNA will meet to attempt to resolve any differences.  If they are unable to agree on the adjustments within the next thirty days, then the Conduit Buyer and CBNA will be free to pursue an additional review by jointly selecting a third party independent accounting firm to review the calculations and make a determination as to the Closing Conduit Purchase Price.  If CBNA and the Conduit Buyer are unable to agree on a third party accounting firm, then they will apply to the American Arbitration Association to make the selection.  The independent accounting firm selected pursuant to this Section 4.1(d) is referred to herein as the (“Conduit Arbitration Firm”).  The Conduit Arbitration Firm will be instructed to complete its review within 20 days and to calculate the Closing Conduit Purchase Price in accordance with this Section 4.1 and the Model Purchase Price Calculation.  The decision of the Conduit Arbitration Firm will be final and binding on the Buyer Parent and CBNA.

(e)           If the Closing Conduit Purchase Price exceeds the Estimated Conduit Purchase Price (as finally determined pursuant to Section 4.1(d)), then the Conduit Buyer shall pay CBNA the amount of such excess no later than ten (10) Business Days after the Closing Date by wire transfer of immediately available funds in U.S. dollars to the account specified by CBNA to the Conduit Buyer by written notice at least two Business Days prior to such payment.  If the Closing Conduit Purchase Price is less than the Estimated Conduit Purchase Price, then CBNA on behalf of the Seller shall refund the Conduit Buyer the amount of such difference no later than ten (10) Business Days after the Closing Date by wire transfer of immediately available funds in U.S. dollars to the account specified by the Conduit Buyer to CBNA by written notice at least two Business Days prior to such payment.  The Conduit Buyer acknowledges and agrees that the Seller shall have no responsibility for, or liability with respect to, the making of any payment required pursuant to the preceding sentence.  The Seller and the Conduit Buyer shall amend the Conduit Bill of Sale to reflect the Schedule of Financed Student Loans determined as of the Applicable Measuring Date and the Closing Conduit Purchase Price.

Section 4.2                      No Dividends, Repayments or Returns of Capital Contributions; Excess Cash

(a)           The Seller agrees that from and including the Commitment Date to and including the Closing Date, without the prior written consent of the Conduit Buyer, (i) it will cause the Funding Note Issuer not to declare any dividends, repay any subordinated loans (other than pursuant to the Subordinated Credit Agreement) or return any capital contributions of its Member or (ii) except as required under the terms of the Conduit Program, sell or distribute any asset or incur any new obligation not required under the Funding Note Purchase Agreement.

(b)           In the event that as of the Closing Date the Funding Note Issuer has cash on hand that exceeds its accrued expenses as of the Applicable Measuring Date, in each case to the extent that such cash and liabilities are not reflected in the Schedule of Financed Student Loans and related materials prepared pursuant to Section 4.1 (as finally adjusted pursuant to Section 4.1), either the Funding Note Issuer will distribute the amount of such extra cash to the Seller or the Buyer Parent will pay such amount to the Seller, in each case within five (5) Business Days after completion of the purchase price adjustment process contemplated by Section 4.1.

Section 4.3                      Opinions

On the Closing Date, pursuant to Section 13.1(a) of the limited liability company agreement of the Funding Note Issuer, the Conduit Buyer shall deliver to the Funding Note Issuer Opinions of Counsel that the proposed transfer of the Membership Interests to the Conduit Buyer will not cause the Funding Note Issuer (i) to be treated as a publicly traded partnership for U.S. federal income tax purposes or (ii) to be an investment company subject to registration under the Investment Company Act.

Section 4.4                      Assignment and Assumption

Subject and in addition to the other conditions in this ARTICLE IV, in accordance with Section 13.1(b) of the limited liability company agreement of the Funding Note Issuer, the Seller agrees to admit the Conduit Buyer as the sole member of the Funding Note Issuer if the Conduit Buyer executes the Conduit Bill of Sale substantially in the form of Exhibit 4.4 containing the terms of assignment and assumption agreement or in such other form as may be mutually acceptable to the Seller and the Conduit Buyer.

Section 4.5                      Consents

Prior to the Closing Date and pursuant to Section 13.1(a) of the limited liability company agreement of the Funding Note Issuer, the Seller shall use its reasonable best efforts to obtain the prior written consent of the Conduit Manager and the Conduit Lender to transfer the Membership Interest to the Conduit Buyer, and to the extent required, the Department of Education.

Section 4.6                      Release

Unless otherwise prohibited by the Department of Education, the Seller and the Funding Note Issuer will deliver a mutual release at the Closing substantially in the form of Exhibit 4.6 hereto (the “Conduit Mutual Release”).

Section 4.7                      Intent and Characterization

The Seller and the Conduit Buyer intend that the sale of the Membership Interest in the Funding Note Issuer pursuant to this Agreement and the Conduit Bill of Sale constitute a valid sale of such Membership Interest from the Seller to the Conduit Buyer, conveying good title to such Membership Interest free and clear of any Lien), and that the beneficial interest in and title to such Membership Interest shall not be part of the Seller’s estate in the event of the bankruptcy of the Seller or the appointment of a receiver with respect to the Seller.  The Seller and the Conduit Buyer intend and agree to treat the transfer and assignment of such Membership Interest as an absolute sale for Tax, financial and accounting purposes, and as an absolute and complete conveyance of title for property Law purposes.

ARTICLE V

ASSUMPTION OF CONDUIT DUTIES

Section 5.1                      Department Agreements

The applicable Parties will enter into the agreements set forth on Exhibit 5.1, (collectively the “Department Form Agreements”) in a form which is acceptable to the Department, pursuant to which, effective as of the Closing Date, the applicable Buyer Parties will assume all of the duties and obligations of the Seller in its various capacities under the Conduit Program.

Section 5.2                      Conduit Subservicing

On the Closing Date,

(i)           Buyer Subsidiary, as successor master servicer, and CSD will enter into a subservicing agreement and a related supplemental subservicing agreement in the forms of Exhibit 5.2(i) or such other forms as mutually agreed upon by such parties and which are acceptable to the Department (the “Conduit Replacement Subservicing Agreement”);

(ii)           the Seller, CSD and CBNA will enter into a services agreement for the Funding Note Issuer substantially in the form of Exhibit 5.2(ii) or such other form as agreed upon among the Seller, CSD and CBNA (the “Conduit Servicing Services Agreement”).

Section 5.3                      Conduit Administration

On the Closing Date,

(a)           Buyer Subsidiary will be appointed as SPV Administrator for the Funding Note Issuer;

(b)           CSD will enter into an SPV Sub-Administration Agreement substantially in the form of Exhibit 5.3(b) or such other form as agreed upon by the Buyer Subsidiary and CSD; and

(c)           CSD, the Seller and CBNA will enter into a services agreement for the Funding Note Issuer substantially in the form of Exhibit 5.3(c) or such other form as agreed upon among CSD, the Seller and CBNA (the “Conduit Services Agreement”).

Section 5.4                      Termination of Subordinated Credit Agreement

On the Closing Date, Buyer Parent shall pay or cause to be paid all outstanding Subordinated Loans of the Funding Note Issuer, together with accrued interest thereon, up to and including the Closing Date.  Upon receipt of such payment amounts, the Seller, as Subordinated Note Lender, and the Funding Note Issuer, as borrower, shall be deemed to have designated the Closing Date as the maturity date for all such Subordinated Loans, the Subordinated Promissory Note shall be cancelled and the Subordinated Credit Agreement shall be terminated.  Buyer Parent shall be responsible for arranging for another subordinated credit agreement for the Funding Note Issuer as may be required pursuant to the terms of the Conduit Program.

Section 5.5                      Conduit Eligible Lender Trustee

(a)           CBNA in its role as Conduit Eligible Lender Trustee agrees to remain in such capacity under the related Conduit Eligible Lender Trust Agreement following the Closing Date (unless and until it is no longer qualified to serve in such capacity); provided, that at any time upon receipt of written requested from Buyer Parent, CBNA will agree to resign its position as Conduit Eligible Lender Trustee pursuant to the terms of the Conduit Eligible Lender Trust Agreement; provided, further, that CBNA may resign as Conduit Eligible Lender Trustee at any time after the 18 month anniversary of the Closing Date subject to the terms of the Conduit Eligible Lender Trust Agreement; in either case, CBNA shall cooperate with and assist Buyer Parent, and the entity designated by Buyer Parent as the successor Conduit Eligible Lender Trustee in all matters required to effect such replacement, including, but not limited to, the execution and delivery of all required documentation to evidence such resignation and replacement, the transfer of all applicable property, responsibilities and obligations to such successor, providing all required notices, if any, and obtaining the consent of all required parties including without limitation the Conduit Manager on behalf of the Conduit Lender.

(b)           CBNA will provide reasonable cooperation with any successor Conduit Eligible Lender Trustee and agrees to execute and deliver any required documentation to facilitate the transfer of the ownership of the applicable Department Lender Identification Numbers and related state agency guarantee agreements.

Section 5.6                      Consents; Costs and Expenses

(a)           Prior to the Closing Date, Seller and Buyer Subsidiary shall notify and shall use their reasonable best efforts to obtain the consent of the Department of Education, the Conduit Administrator and the Conduit Manager to the execution and delivery of the Conduit Replacement Servicing Agreement and the Conduit Replacement Subservicing Agreement, and to the extent required, the Amended and Restated Funding Note Purchase Agreement and the Amended and Restated Conduit Student Loan Purchase Agreement.

(b)           All third party costs and expenses associated with effecting the transfer of the ownership of the Funding Note Issuer, that are incurred on or prior to the Closing Date, including, without limitation, the sending of all notices, the obtaining of all consents, and the payment of the fees, cost and expenses (including attorneys fees and expenses, including, without limitation, attorneys for the Conduit Administrator and the Department of Education) of all rating agencies and conduit related parties, but excluding the costs of attorneys for the Buyer Parties and Seller Parties, shall be shared equally between Buyer Parent and CBNA until such costs and expenses of the Buyer Parties exceed $1,000,000; then CBNA shall pay all such costs and expenses of Buyer Parties in excess of $1,000,000.

ARTICLE VI

DEPOSITOR AGREEMENT

On the Closing Date, the Seller, the Depositor, the Securitization Sub-Administrator, the Servicer and each subservicer to the Depositor’s public and private securitization trusts shall enter into a depositor agreement substantially in the form of Exhibit 6 (the “Depositor Agreement”) or such other form as agreed upon among the parties thereto.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.1                      Representations and Warranties of each Party

Each party to this Agreement represents and warrants to each of the other parties to this Agreement, for their benefit and for the benefit of each of their respective successors and permitted assigns, as of the Commitment Date and as of the Closing Date, that:

(a)           Organization; Power

Such party is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation, has all requisite corporate or similar power and authority to carry on its business as now conducted and to perform its obligations under the Transaction Documents to which it is a party and, except where the failure individually or in the aggregate would not have a material adverse effect on its ability to timely perform its material obligations under such Transaction Documents, is duly qualified, has obtained all licenses and approvals to do business and is in good standing in each jurisdiction where such qualification or licensing is required.

(b)           Authorization; Enforceability; Due Execution and Delivery

Such party has all necessary corporate or similar power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Transactions contemplated thereby.  The execution and delivery by such party of the Transaction Documents to which it is a party and the consummation by such party of the Transactions contemplated thereby have been duly and validly authorized by all necessary corporate or similar action of such party, and no other proceedings on the part of such party are necessary to authorize the execution and delivery of the Transaction Documents or to consummate the Transactions contemplated thereby (other than, with respect to the Seller, the receipt of the Seller Stockholder Approval).  The Transaction Documents to which such party is a party have been (or at the time of the Closing, will be) duly and validly executed and delivered by such party and, assuming the due authorization, execution and delivery of each other party, the Transaction Documents to which such party is a party constitute a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles, regardless of whether considered in a proceeding in equity or at law).

(c)           Government and Third Party Approvals; No Conflicts

Except as would not reasonably be expected to have a material adverse effect on such party’s ability to timely perform its material obligations under the Transaction Documents to which such party is a party and except as set forth in Section 7.1(c) of the Seller Disclosure Schedule or Section 7.1(c) of the Buyer Disclosure Schedule, as applicable, the execution and delivery of the Transaction Documents to which such party is a party by such party and the consummation of the Transactions contemplated thereby do not and will not (i) require any consent, approval, registration or filing with any Governmental Authority or any other third party by such party except for (A) those that have been obtained and are in full force and effect and (B) the applicable requirements of the Exchange Act, (ii) violate any Law, the certificate of incorporation or by-laws or other organizational documents of such party or its Subsidiaries or any Order applicable to such party, (iii) violate, conflict with or result in a default under any indenture, agreement or other instrument binding upon such party or its Subsidiaries or assets or give rise to a right thereunder to require any payment by such party or its Subsidiaries or (iv) result in any Lien on any assets of such party or its Subsidiaries.

(d)           Litigation

There is no investigation, claim, action or proceeding by or before any arbitrator or Governmental Authority pending or, to the knowledge of such party, threatened, against such party or its Subsidiaries, and there is no Order, before any arbitrator or Governmental Authority, in each case, as would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or a Seller Material Adverse Effect, as applicable.  As of the Commitment Date, there is no action, investigation or proceeding pending or, to the knowledge of such party, threatened against or affecting, such party that challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

(e)           Compliance with Law

Such party and each of its Subsidiaries is in compliance with all applicable Laws, except where the failure to be in compliance would not reasonably be expected to have a material adverse effect on such party’s ability to timely perform its material obligations under any Transaction Documents to which it is a party or would not reasonably be expected to have a Seller Material Adverse Effect or Buyer Material Adverse Effect, as the case may be.

(f)           Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction Documents or the Transactions based upon arrangements made by such party (other than, in the case of the Seller, Moelis & Company LLC and, in the case of Buyer Parent, Goldman, Sachs & Co.).

Section 7.2                      Additional Representations and Warranties of the Seller

The Seller represents and warrants to each of the other parties to this Agreement, for their benefit and for the benefit of each of their respective successors and permitted assigns, as of the Commitment Date and as of the Closing Date, that:

(a)           Seller Recommendation

In connection with its approval of the Transactions and the Related Transactions, the Board of Directors of the Seller (upon the recommendation of the Special Committee), at a meeting duly called and held, has (i) approved the Transaction Documents and the Transactions, (ii) determined that the Transactions are advisable and fair to and in the best interests of, the stockholders of the Seller, and (iii) resolved to submit this Agreement to the stockholders of the Seller for approval, file the Proxy Statement with the SEC and, subject to Section 10.4, make the Seller Recommendation.

(b)           Investment Company Act Status

None of the Seller, the Funding Note Issuer, the Depositor, or any Securitization Trust is an investment company as defined in the Investment Company Act.

(c)           Solvency

The Seller is Solvent as of the Commitment Date and as of the Closing Date.

(d)           Title and Security

(i)           The Seller holds good and marketable title to the Trust Certificates, the Membership Interest and in the Funding Note free and clear of all Liens other than Liens granted under the Omnibus Credit Agreement that shall be released on or prior to the Closing Date.  The Funding Note Issuer holds good and marketable title to the Financed Student Loans free and clear of all Liens other than the security interest of the Conduit Lender under the Funding Note Purchase Agreement and provided that the Conduit Eligible Lender Trustee holds legal title to the Financed Student Loans.

(ii)           At the Closing the Seller will transfer good and marketable title to the Acquired Assets free and clear of all Liens.

(e)           Compliance with Laws with respect to Origination of Student Loans

With respect to each state or jurisdiction therein in which the Seller or any of its Affiliates undertakes origination activities, the Seller or such Affiliate is in compliance and has complied in all material respects with such state’s or jurisdiction’s (as applicable) Laws, settlement agreements and other standards and procedures, including those promulgated by agencies or officers thereof, applicable to it and pertaining to the conduct of participants in the student loan industry to the extent the Seller or any such Affiliate has assented to such voluntary code of conduct.

(f)           Compliance with FFELP

The Seller has administered, operated and maintained its federal family education loan program in such manner as to ensure that such program and the Trust Student Loans and Financed Student Loans will benefit, in all material respects, from FFELP, the Guarantee Agreements related thereto and the federal program of reimbursement for FFELP student loans pursuant to the Higher Education Act.  The Seller has been and is currently in good standing with the Department of Education and has timely submitted all annual audit and other reports required by the Higher Education Act.

(g)           Compliance with Law

All automated data processing systems used by the Seller or its Subsidiaries comply and have complied in all material respects with all applicable Laws governing guaranty or loan originator or servicing, including, the Gramm-Leach-Bliley Act of 1999 restrictions, information reporting requirements of the Internal Revenue Service and credit bureau report format requirements of the Consumer Data Industry Association and applicable state Law restrictions on the use of Social Security numbers in correspondence related to the Acquired Assets.

(h)           Compliance with Securitizations

Neither the Seller nor any of its Subsidiaries is in default under, or in material breach of, any provision of any agreement relating to (i) a Securitization Trust, (ii) the Financed Student Loans or (iii) any private loans owned or at one time owned by a Private Securitization Trust.  The Depositor is not in default under, or in material breach of, any provision of any agreement relating to a Private Securitization Trust.  The Seller does not have any obligations as a holder of the Trust Certificates except pursuant to the agreements and instruments listed on Section 7.2(h) of the Seller Disclosure Schedule.

(i)           Servicing Agreements

Section 7.2(i) of the Seller Disclosure Schedule is a true and complete list of all existing agreements of the Seller and its Subsidiaries relating to the servicing or administering of FFELP Loans held by any of the Securitization Trusts or any of the Financed Student Loans (collectively, the “Applicable Loans”).

(j)           Loan Repurchases

Section 7.2(j) of the Seller Disclosure Schedule sets forth the dollar amounts of any FFELP Loan or private student loan that has been purchased, repurchased or substituted by the Seller or any of its Subsidiaries as a result of a breach of any representation, warranty or covenant contained in any agreement relating to (i) a Securitization Transaction, (ii) a securitization transaction sponsored by a third party as to which the Seller or any of its Subsidiaries has sold FFELP Loans or private student loans or as to which the Seller or any of its Subsidiaries is servicing or administering FFELP Loans or private student loans or (iii) the sale of any FFELP Loans or private student loans by the Seller or any of its Subsidiaries to a third party.  Neither the Seller nor any of its Subsidiaries has received a request since January 1, 2007 to purchase, repurchase or substitute any FFELP loans or private student loans as a result of a breach of any representation, warranty or covenant contained in any Securitization Basic Document or document relating to private student loan securitization as applicable that has not been satisfied, waived or withdrawn.

(k)           Agreements with Regulators

Except as set forth in Section 7.2(k) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is subject to any material cease-and-desist or other material order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2007 a recipient of any supervisory letter from, or has been ordered to pay any material civil money penalty by, relating to the conduct of its business relating to the Applicable Loans, or since January 1, 2007 has adopted any related policies, procedures or resolutions of the board of directors or any committee thereof at the request or suggestion of, any Governmental Authority relating to the Applicable Loans and addressed specifically to the Seller and not the industry in general.

(l)           Securitization Transactions

Except as would not be reasonably expected to have, individually or in the aggregate, a Seller Material Adverse Effect:

(i)           Section 7.2(l)(i) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, a list of all Securitization Trusts and Private Securitization Trusts and other types of securitizations (including warehouse, reverse repurchase and asset-backed commercial paper programs) or similar transactions (each a “Securitization Transaction”) effected by the Seller or any of its Subsidiaries since January 1, 2007 and relating to FFELP Loans or private education loans.  The Seller has made available to Buyer true and correct copies of the documentation creating or governing each Securitization Transaction.

(ii)           Except as set forth in Section 7.2(l)(ii) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries nor, to the Knowledge of the Seller, the Depositor Eligible Lender Trustee, the Securitization Eligible Lender Trustee, the Conduit Eligible Lender Trustee, the Indenture Administrator, any indenture trustee, master servicer, subservicer, Securitization Trust, or Private Securitization Trust with respect to any Securitization Transaction, has taken or failed to take any action which would reasonably be expected to adversely affect the intended tax characterization or tax treatment for federal, state or local income or franchise tax purposes of the related Securitization Trust or Private Securitization Trust, as applicable or any securities issued in any such Securitization Transaction.  Except as set forth in Section 7.2(l)(ii) of the Seller Disclosure Schedule, to the Knowledge of the Seller, (i) all federal, state and local income or franchise tax and information returns and reports required to be filed by the Seller, the Depositor Eligible Lender Trustee, the Securitization Eligible Lender Trustee, the Conduit Eligible Lender Trustee, any indenture trustee, master servicer, subservicer, Securitization Trust or Private Securitization Trust relating to any Securitization Transaction, and (ii) all tax elections required to be made in connection therewith, have been properly filed or made.

(m)           Affiliate Transactions

Section 7.2(m) of the Seller Disclosure Schedule sets forth each material contract, arrangement, commitment or understanding, in effect as of the Commitment Date hereof and related to the Acquired Assets or Applicable Loans, between (x) the Seller and its Subsidiaries, on the one hand, and (y) CBNA, any of its Affiliates (other than the Seller and its Subsidiaries), or any officer or director of the Seller or any of its Subsidiaries, on the other hand.  Section 7.2(m) of the Seller Disclosure Schedule sets forth each material contract, arrangement, commitment or understanding, in effect as of the Commitment Date but not related to the Acquired Assets or Applicable Loans, between the Depositor on the one hand, and Seller or any of its Affiliates, on the other hand, including any Private Securitization Basic Documents.  The Seller has delivered or made available true and correct copies of all contracts listed in Section 7.2(m) of the Seller Disclosure Schedule.

(n)           Data Tape

The Data Tape prepared as of June 30, 2010 previously delivered to Buyer is true and correct, contains all of the information it purports to contain and fairly presents, in all material respects, the information contained therein.  Section 7.2(n) of the Seller Disclosure Schedule accurately sets out a description of the meanings of the codes that are used on the Data Tape, which descriptions shall be supplemented by the Seller from time to time upon the reasonable request of the Buyer in connection with the Buyer’s review of the Date Tape.  The Data Tape includes all loans included in the Applicable Loans as of the date thereof.  For purposes of this Agreement, “Data Tape” means, as of the relevant date, a data storage disk produced by the Seller from its management information system setting forth the applicable information for each loan in the Acquired Assets in the form of the June 30, 2010 Data Tape previously delivered to Buyer.

(o)           Additional Seller Representations and Warranties regarding the Trust Student Loans and Financed Student Loans

(i)           The Seller affirms each of its representations and warranties set forth in Appendix E and Appendix F and as of the Closing Date affirms the accuracy of the information provided in each Bill of Sale.

(ii)           In addition, the Seller hereby confirms that as of the Commitment Date and as of the Closing Date:  (A) all required reports on Forms 10-K, 10-D and 8-K have been timely filed with the SEC for each Securitization Trust; (B) it has not received any notification regarding the continued effectiveness of the Depositor’s existing shelf registration statement; (C) as holder of the Trust Certificates, it has not directed or assigned any right to distributions from the related Securitization Trust to a third person; and (D) it has timely delivered all annual audited financial statements of the Funding Note Issuer and the Seller, certified by an independent public accounting firm, as required under the Funding Note Purchase Agreement (copies of which have been previously furnished to the Buyer Parent).

(p)           Delivery of Transaction Agreements

Seller has delivered to Buyer Parent true, correct and complete copies of each of the CBNA Transaction Agreement, the Merger Transaction Agreement and any Related Transaction Documents in effect as of the date hereof, and all exhibits and disclosure schedules related to the foregoing.

(q)           Vote Required

(i)           Except for the Seller Stockholder Approval, there is no vote of holders of securities of the Seller that is necessary to approve and adopt this Agreement and the transactions contemplated hereby.

(ii)           The affirmative vote of Seller’s stockholders holding a majority of the Seller’s outstanding stock entitled to vote at the Seller’s stockholders meeting approving the Merger Transaction Agreement and the transaction contemplated thereby is the only vote of Seller’s stockholders required to approve the Merger Transaction Agreement and the transactions contemplated thereby.

(r)           Anti-Takeover Statutes, etc.

Seller has taken all such action necessary to exempt this Agreement and the transactions contemplated hereby from the provisions of Section 203 of the DGCL, and assuming the accuracy of the representations in Section 7.3(e), no other state takeover, “moratorium,” “fair price,” “business combination” or similar statute or regulation under any applicable Law is applicable to the transactions contemplated by this Agreement.  The Seller does not have in effect any stockholder rights plan, “poison pill” or similar plan or arrangements.

(s)           Eligible Servicer

The Seller is now and has always been, an “eligible servicer” under the provisions of the FFELP program and has at times caused the Trust Student Loans and Financed Student Loans to be serviced by an “eligible servicer.”

(t)           Funding Note Issuer; Compliance with LLC Agreement

(i)           The Seller is the sole member of the Funding Note Issuer.  There are no options, warrants or other rights to convert or exchange into or otherwise acquire any equity interest in the Funding Note Issuer.  The Seller has provided true and correct copies of the Funding Note Issuer’s organizational documents and any minute book or other compilation of official actions of the sole member of any manager or management committee of the Funding Note Issuer.

(ii)           The Funding Note Issuer has no obligations of any nature other than obligations under the agreements and instruments listed in Section 7.2(t)(ii) of the Seller Disclosure Schedule.  The Seller has made available true and correct copies of all agreements and instruments to which the Funding Note Issuer is a party or by which its assets are bound, including any commitment to lend made to the Department of Education or any third party.  The Funding Note Issuer has not breached in any material respect and is currently in compliance in all material respects with all agreements and instruments to which it is a party or by which any of its assets are bound.

(iii)           The Funding Note Issuer is not obligated as borrower or guarantor or otherwise with respect to any indebtedness, except indebtedness issued in connection with the Conduit Program.  The Funding Note Issuer’s assets are not subject to any Liens of any nature except Liens in connection with the Conduit Program.

(iv)           The Funding Note Issuer is in compliance with the provisions of its limited liability company agreement and the Seller is in compliance with all of its obligations as a member under the Funding Note Issuer’s limited liability company agreement.  The Funding Note Issuer is in compliance with all assumptions of fact relating to the Funding Note Issuer or the transfer of its assets contained in any true sale or nonconsolidation opinion delivered in connection with the Conduit Program.

(v)           Except as set forth in Section 7.2(t)(v) of the Seller Disclosure Schedule, or except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, neither the Seller nor any of its Affiliates has taken or failed to take any action which would reasonably be expected to adversely affect the intended tax characterization or tax treatment for federal, state or local income or franchise tax purposes of the Funding Note Issuer or any securities issued by the Funding Note Issuer.  Except as set forth in Section 7.2(t)(v) of the Seller Disclosure Schedule, or except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, to the Knowledge of the Seller, (i) all federal, state and local income or franchise tax and information returns and reports required to be filed by the Seller or its Affiliates relating in whole or in part to the Funding Note Issuer, and (ii) all tax elections required to be made in connection therewith, have been properly filed or made.

(u)           Depositor

(i)           The Seller has made available to the Buyer Parent true and correct copies of the Depositor’s Certificate of Incorporation and By-Laws, and the minute book of the Depositor made available to the Buyer Parent contains all minutes of meetings and written consents of the Board of Directors of the Depositor and any committee thereof and the stockholders of the Depositor.

(ii)           The Depositor has no obligations of any nature except pursuant to the agreements and instruments identified in Section 7.2(u)(ii) of the Seller Disclosure Schedule. The Seller has made available true and correct copies of all agreements and instruments to which the Depositor is a party or by which its assets are bound.  The Depositor has not breached in any material respect and is in compliance in all material respects with all agreements and instruments to which it is a party or by which any of its assets are bound.

(iii)           The Depositor is not obligated as borrower or guarantor or otherwise with respect to any indebtedness for borrowed money.  The Depositor’s assets are not subject to any Liens of any nature (provided, however, that the Depositor has granted security interests in the Trust Student Loans pursuant to Section 3(D) of the Securitization Master Terms Sale Agreements in the event that the sale and transfer of the related Trust Student Loans to the Securitization Trust is ever deemed to be re-characterized as a pledge of assets to secure a financing and not as a sale).

(iv)           The Depositor is in all respects in compliance with its permitted purposes and activities clause and in all material respects in compliance with the other provisions of its Certificate of Incorporation and By-laws.  The Depositor is in compliance with all material assumptions of fact relating to the Depositor or the transfer of its assets contained in any true sale or nonconsolidation opinion delivered in connection with any Securitization Transactions.

(v)           The Depositor has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required under the applicable requirements of the 1933 Act and the Exchange Act including reports on Form 10-D and Form 10-K (such documents, together with any documents filed during such period with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Depositor SEC Reports”).  As of the time it was filed with the SEC, each of the Depositor SEC Reports filed by the Depositor with the SEC was true and correct as of its applicable date, and contained all information that was required to be set forth therein.

(vi)           No registration statement, prospectus, private placement memorandum or other offering documents, or any amendments or supplements to any of the foregoing, utilized in connection with the offering of securities in any Securitization Transaction, true and correct copies of which have been made available to Buyer, as of its effective date (in the case of a registration statement) or as of its issue date (in the case of any other such document), contained any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, with the foregoing representation regarding untrue statements or omissions provided from the perspective of a purchaser of a security offered thereby.

(v)           Electronic Promissory Notes

To the extent any Trust Student Loan or Financed Student Loan is evidenced by an electronic promissory note, the Seller complied (and has caused each Securitization Trust, the Depositor, the Funding Note Issuer, any originator and each Servicer or Sub-Subservicer of such Trust Student Loan or Financed Student Loan to comply) with all regulations and other requirements adopted by the applicable Guarantor or the Department relating to the validity and enforceability of such promissory note.  In addition, the Seller, the Servicer and the Subservicer each hereby covenants, and agrees to cause any applicable Affiliate, to provide Buyer Subsidiary, as replacement Subservicer, with all documentation, materials or testimony necessary to satisfy the requirements of 34 CFR § 682.414(a)(6) of the Higher Education Act as part of a claims process under the related Guarantee Agreement with respect to such Trust Student Loan or Financed Student Loan.

(w)           Special Programs

The Seller has not offered any borrower incentive programs to any Borrower in respect of any Trust Student Loan or Financed Student Loan since the Data Tape prepared as of June 30, 2010, was delivered to Buyer Parent in connection with the Transactions (the “Disclosure Date”), except as required by the Higher Education Act or to the extent such incentive program was already in effect with respect to the related Trust Student Loans or Financed Student Loans on or before the Disclosure Date.

(x)           No Other Representations and Warranties

Except for the representations and warranties contained in Sections 7.1 and 7.2, in Appendix E and Appendix F and in any other Transaction Documents and the information provided in each Bill of Sale, neither the Seller nor any other Person on behalf of the Seller or any of its Subsidiaries or Affiliates makes any express or implied representation or warranty with respect to the Seller or any of its Subsidiaries or Affiliates or with respect to the Acquired Assets or any other information provided to the Buyer Parties in connection with the Transactions.

Section 7.3                      Additional Representations and Warranties of each Buyer

Each Buyer (unless only one such Buyer is specified, in which case only the specified Buyer) represents and warrants, solely as to itself, to each of the other parties to this Agreement, for their benefit, and for the benefit of each of their respective successors and permitted assigns, as of the Commitment Date and as of the Closing Date that:

(a)           Investment Company Act Status

Neither the Buyer nor the portfolio of student loans held by the Buyer is an investment company as defined in, or subject to regulation under, the Investment Company Act.

(b)           Solvency

The Buyer is Solvent as of the Commitment Date and as of the Closing Date.

(c)           Accession Agreement

The Securitization Buyer affirms each of the representations and warranties to be made by it in the Accession Agreement.

(d)           No Other Representations and Warranties

Except for the representations and warranties contained in Section 7.1 and this Section 7.3 and in the Transaction Documents, no Buyer nor any other Person on behalf of such Buyer or any of its Subsidiaries or Affiliates makes any express or implied representation or warranty with respect to such Buyer or any of its Subsidiaries or Affiliates or with respect to the Acquired Assets or any other information provided to the Seller Parties in connection with the Transactions.

(e)           Section 4.1(d) Ownership

Neither Buyer nor any of its Affiliates owns any shares of Capital Stock or other equity or voting interest (including any securities exercisable or exchangeable for or convertible into Capital Stock or other equity or voting interest) in the Seller.

Section 7.4                      Additional Representations and Warranties of Buyer Parent

Buyer Parent represents and warrants to each of the other parties to this Agreement, for their benefit and for the benefit of each of their respective successors and permitted assigns, as of the Commitment Date and as of the Closing Date that:

(a)           Investment Company Act Status

The Buyer is not an investment company as defined in, or subject to regulation under, the Investment Company Act.

(b)           Solvency

Buyer Parent is Solvent as of the Commitment Date and as of the Closing Date.

(c)           Agreements with Other Parties

As of the date hereof, there are no agreements, arrangements or understandings (other than as provided in the Transaction Documents and the Related Transaction Documents) between Buyer Parent or its Affiliates and either (i) Merger Buyer or its Affiliates with respect to any of the Transactions or the Related Transactions or (ii) CBNA or its Affiliates, with respect to any of the Transactions or the Related Transactions that would have the effect of providing additional consideration in excess of the Merger Consideration (as defined in the Merger Transaction Agreement) provided to CBNA pursuant to the Merger Transaction Agreement.

(d)           No Other Representations and Warranties

Except for the representations and warranties contained in Sections 7.1, 7.3, and this Section 7.4 and in the applicable Transaction Documents, neither Buyer Parent nor any other Person on behalf of Buyer Parent or any of its Subsidiaries or Affiliates makes any express or implied representation or warranty with respect to the Buyer Parent or any of its Subsidiaries or Affiliates or with respect to the Acquired Assets or any other information provided to the Seller Parties in connection with the Transactions.

ARTICLE VIII

CLOSING

Section 8.1                      Closing

(a)           Subject to the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE IX, the closing of the Transactions (the “Closing”) will take place at 10:00 a.m., New York time, on the third Business Day after the date on which the last of the conditions required to be satisfied or waived pursuant to ARTICLE IX hereof is either satisfied or waived (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), but no earlier than December 1, 2010 at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing occurs, the “Closing Date”).  The parties will cooperate to cause the Closing to occur immediately following or concurrently with the closing of the CBNA Transaction and prior to the closing of the Merger Transaction.

(b)           Each condition precedent to the Closing will be deemed to have been satisfied or waived for the purposes of ARTICLE IX, and each of the Transactions will be deemed to have been consummated, upon the execution and delivery by the Seller of the Seller Satisfaction Certificate and the execution and delivery by Buyer Parent of the Buyer Satisfaction Certificate.  The execution and delivery of a Buyer Satisfaction Certificate or Seller Satisfaction Certificate is not intended to affect any party’s rights under any Merger Transaction Agreement, CBNA Transaction Agreement or Transaction Agreement after the Closing, including any right to claim that a breach of any representation, warranty or covenant in this Agreement has occurred at any time prior to the Closing.

ARTICLE IX

CONDITIONS PRECEDENT

Section 9.1                      Conditions to the Obligations of the Parties

The obligation of each party to this Agreement to consummate the Transactions is subject to the satisfaction or waiver (by mutual agreement of the parties, to the extent permitted by applicable Law) of the following conditions:

(a)           the Seller Stockholder Approval shall have been obtained;

(b)           if applicable, any waiting period (or extension thereof) under the HSR Act relating to the Transactions shall have expired or been terminated; and

(c)           no Governmental Authority shall have commenced, enacted, issued, promulgated, enforced or entered any suit, proceeding, Order or Law which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions.

Section 9.2                      Conditions to the Obligations of the Buyer Parties

The obligation of the Buyer Parties to consummate the Transactions is subject to the satisfaction or waiver by the Buyer Parent of the following further conditions:

(a)           the representations and warranties of each Seller Party contained in the Transaction Documents to which it is a party shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect or similar qualifiers set forth therein) at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Seller Material Adverse Effect;

(b)           the Seller Parties shall have performed and complied in all material respects with all agreements and covenants required by the Transaction Documents to be performed or complied with by the Seller Parties at or prior to the Closing;

(c)           the Seller shall have delivered to the Buyer Parent a certificate, substantially in the form of Exhibit 9.2, dated the Closing Date and signed by an executive officer of the Seller, certifying to the effect that the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied;

(d)           the Seller shall have delivered to the Buyer Parent the Seller Satisfaction Certificate, dated the Closing Date and signed by an executive officer of the Seller;

(e)           since the Commitment Date, there shall not have been:

(i)           an event whereby Seller is no longer eligible to act or has been terminated as Servicer for the Trust Student Loans;

(ii)           “gross claim rejects” as set forth in the Seller’s Report of Operations (as would be calculated on the Commitment Date), in excess of 30 basis points in the last full quarter prior to the Closing; or

(iii)           any receiver or conservator appointed for CBNA or for all or any substantial part of its property;

(f)           all documents, certificates and opinions specified in Section 9.4 to be delivered by the other parties to the Transaction Documents on the Closing Date shall be duly executed and delivered by all signatories as required pursuant to the respective terms thereof;

(g)           the receipt of all third party consents and Rating Agency confirmations, and the satisfaction or waiver of all applicable notice conditions, if required in connection with the Transactions, as set forth in Section 9.2(g) of the Buyer Disclosure Schedule; and

(h)           CBNA as the lender under the Term Loan Agreement shall have confirmed in writing to the Buyer Parent, that all conditions to its obligations to fund under the Term Loan Agreement (other than the Closing under this Agreement) have been satisfied or waived, and CBNA will fund the loans under the Term Loan Agreement.

Section 9.3                      Conditions to the Obligations of the Seller Parties

The obligation of the Seller Parties to consummate the Transactions is subject to the satisfaction or waiver by the Seller of the following further conditions:

(a)           the representations and warranties of each Buyer Party contained in each Transaction Document to which it is a party shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect or similar qualifiers set forth therein) at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect;

(b)           the Buyer Parties shall have performed and complied in all material respects with all material agreements and covenants required by the Transaction Documents to be performed or complied with by the Buyer Parties at or prior to the Closing Date;

(c)           Buyer Parent shall have delivered to the Seller a certificate, substantially in the form of Exhibit 9.3, dated the Closing Date and signed by an executive officer of the Buyer, certifying to the effect that the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied;

(d)           Buyer Parent shall have delivered to the Seller the Buyer Satisfaction Certificate, dated the Closing Date and signed by an executive officer of the Buyer Parent;

(e)           all documents, certificates and opinions specified in Section 9.4 to be delivered by the other parties to this Agreement or the other Transaction Documents on the Closing Date shall be duly executed and delivered by all signatories as required pursuant to the respective terms thereof;

(f)           the closing of the CBNA Transaction shall have occurred or will occur concurrently with the Closing;

(g)           the parties to the Merger Transaction Agreement shall be in a position to close the Merger Transaction immediately following the Closing and shall have notified the parties hereto in writing of their intent to do so; and

(h)           the receipt of all third party consents and Rating Agency confirmations, and the satisfaction or waiver of all applicable notice conditions, if required in connection with the Transactions, as set forth in Section 9.3(h) of the Seller Disclosure Schedule.

Section 9.4                      Closing Documents

On the Closing Date, each of the parties hereto shall deliver or cause to be delivered duly executed copies of the following documents to which they are a party or for which they are otherwise responsible as set forth below:

(a)           the Trust Certificates Bill of Sale;

(b)           the Accession Agreement;

(c)           the Partial Release of Security Interest;

(d)           the Sub-Administration Agreement for each Securitization Trust;

(e)           the Sub-Sub-Administration Agreement for each Securitization Trust,

(f)           the Administration Services Agreement for each Securitization Trust,

(g)           the Conduit Replacement Servicing Agreement;

(h)           the Replacement Subservicing Agreement for each Securitization Trust;

(i)           the Sub-Subservicing Agreement for each Securitization Trust;

(j)           the Servicing Services Agreement for each Securitization Trust;

(k)           the Assumption of Obligations of the Seller under Master Terms Purchase Agreements for each Trust;

(l)           the Makewhole and Participation Agreement;

(m)           the Conduit Bill of Sale;

(n)           the Conduit Mutual Release;

(o)           the Department Form Agreements;

(p)           the Conduit Replacement Subservicing Agreement;

(q)           the Conduit Services Agreement;

(r)           the Sub-Sub-Administration Agreement;

(s)           the Depositor Agreement;

(t)           the Amended and Restated Confidentiality Agreement;

(u)           the Buyer/Seller Release;

(v)           the Buyer Satisfaction Certificate;

(w)           the Seller Satisfaction Certificate;

(x)           certificates of good standing of each of the parties to this Agreement dated as of a date within five (5) Business Days prior to the Closing Date to be delivered by the Buyer and the Seller, respectively;

(y)           a certificate of the Secretary of each of the Buyer and the Seller attaching their respective organizational documents, board resolutions and incumbency certificate;

(z)           evidence of the receipt of all third party consents and Rating Agency confirmations required in connection with the Transactions as to be delivered by the Seller pursuant to Sections 9.3(g) and 9.3(h);

(aa)           all Opinions of Counsel required to be delivered pursuant to this Agreement and the Transaction Documents;

(bb)           all government filings required in connection with the Transactions to be delivered by the Seller; and

(cc)           all UCC-3 financing statements required to release the security interest of the Omnibus Lender under the Omnibus Credit Agreement in respect of the Trust Certificates to be delivered by the Seller on behalf of the Omnibus Lender for filing within three (3) Business Days following the Closing Date.

ARTICLE X

COVENANTS

Section 10.1                      No Public Announcements

The initial press releases with respect to the Transactions and the Related Transactions shall be press releases mutually agreed upon by Buyer Parent, the Seller, CBNA and Merger Buyer.  The Seller, CBNA and Buyer Parent shall also consult with each other before issuing any other press release with respect to the Transaction Documents or the Transactions (and none of Buyer Parent or its Affiliates shall issue or make any other press release with respect to the Related Transactions) and shall not issue any such press release without the prior consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by Law or any listing agreement with the New York Stock Exchange to which the Seller or Buyer Parent is a party.

Section 10.2                      Proxy Statement

(a)           Covenants of the Seller with Respect to the Proxy Statement.  As promptly as reasonably practicable following the date of this Agreement, the Seller shall prepare and shall cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Seller’s stockholders to be held for the purpose of voting upon (i) the approval of this Agreement and the Transactions and (ii) the adoption of the Merger Transaction Agreement and the approval of the Merger Transaction (the “Stockholders’ Meeting”).  The Seller shall include in the Proxy Statement, except to the extent permitted by Section 10.4, the Seller Recommendation.  Seller shall use all reasonable efforts to respond to any comments by the SEC staff in respect of the Proxy Statement.  The Seller covenants and agrees that none of the information with respect to the Seller or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Seller shall use its reasonable best efforts to ensure that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b)           Covenants of Buyer Parent with Respect to the Proxy Statement.  Buyer shall use all reasonable efforts to cooperate with the Seller to respond to any comments by the SEC staff in respect of the Proxy Statement.  Buyer Parent covenants and agrees that none of the information with respect to Buyer Parent or its Subsidiaries furnished by Buyer Parent, its Affiliates or their respective representatives for the purpose of inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)           Cooperation.  The Seller and Buyer Parent shall cooperate and consult with each other in the preparation of the Proxy Statement and the Seller will provide Buyer Parent a reasonable opportunity for review and comment on the draft Proxy Statement (including each amendment or supplement thereto).  Without limiting the generality of the foregoing, Buyer Parent will furnish to the Seller the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.  Each of the Seller and Buyer Parent shall promptly (i) notify the other of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for amendments of, or supplements to, the Proxy Statement, and (ii) provide the other party with copies of all filings made with the SEC and all correspondence between the Seller and the SEC with respect to the Proxy Statement.  Each of the Seller and Buyer Parent shall use its reasonable best efforts to resolve all comments from the SEC with respect to the Proxy Statement as promptly as practicable.

(d)           Mailing of Proxy Statement; Amendments.  As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, the Seller shall mail the Proxy Statement to the holders of the Seller Common Stock as of the record date established for the Stockholders’ Meeting and, unless the Seller has effected a Change of Recommendation, shall use reasonable best efforts to solicit proxies and votes in favor of the approval of this Agreement and the Transactions.  If at any time prior to the Closing Date any event or circumstance relating to the Seller or Buyer Parent or any of their respective Subsidiaries, or their respective officers or directors, should be discovered by the Seller or Buyer Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other (in which case the parties shall cooperate to effect the applicable amendment or supplement).  Prior to the Stockholders’ Meeting, each of Buyer Parent and the Seller agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

Section 10.3                      Stockholders’ Meeting

The Seller shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Stockholders’ Meeting, whether or not the Board of Directors of the Seller has made a Permitted Change of Recommendation.  At such Stockholders’ Meeting, the Seller shall recommend to its stockholders the approval of the Transactions (the “Seller Recommendation”), except for a Permitted Change of Recommendation effected pursuant to Section 10.4(e).

Section 10.4                      No Solicitation of Competing Proposal

(a)           From and after the date of this Agreement until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 11.1, and except as otherwise provided for in Sections 10.4 or 10.11, the Seller agrees that neither it nor any Subsidiary of the Seller shall, and that it shall cause its and their respective officers, directors, employees, managers, accountants, consultants, legal counsel, financial advisors, agents and other advisors and representatives (collectively, the “Representatives”) not to directly or indirectly: (i) solicit, initiate, assist or knowingly facilitate or encourage the making of, any Competing Proposal or any inquiry offer or proposal that could reasonably be expected to lead to any Competing Proposal, (ii) enter into, engage or participate in, or continue any negotiations regarding any Competing Proposal or any inquiry proposal or offer that could reasonably be expected to lead to, any Competing Proposal, (iii) other than in the ordinary course of business consistent with past practice and not in connection with any Competing Proposal, furnish to any person or group (other than Buyer Parent and its Affiliates) any non-public information relating to the Seller or any of its Subsidiaries (provided that the Seller may furnish information with respect to the Merger Transaction to the Merger Buyer and may furnish information with respect to the CBNA Transaction to CBNA), (iv) engage or participate in discussions with any Person with respect to any Competing Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to any Competing Proposal, (v) approve, endorse or recommend or propose publicly to approve, endorse or recommend any Competing Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to any Competing Proposal; or (vi) approve, endorse or recommend or publicly announce an intention to approve, endorse or recommend, or enter into any letter of intent or similar document or any agreement, commitment or other contract or agreement relating to any Competing Proposal or any inquiry, offer or proposal that could reasonably be expected to lead to, any Competing Proposal (other than as contemplated by the Related Transactions).  The Seller agrees that any breach of this Section 10.4(a) by any Subsidiary or Affiliate of the Seller or any of its or their respective Representatives shall constitute a breach of this Section 10.4(a) by the Seller.

(b)           The Seller shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) with respect to any Competing Proposal (other than as contemplated by the Related Transactions).

(c)           Notwithstanding any limitations set forth in this Agreement, if after the date hereof and prior to the receipt of the Seller Stockholder Approval, the Seller receives an unsolicited bona fide written Competing Proposal that (i) did not result from a violation of Section 10.4 and (ii) the Board of Directors of the Seller (upon the recommendation of the Special Committee) determines in good faith after consultation with the Seller’s outside legal and financial advisors that such Competing Proposal constitutes or would reasonably be expected to result, after the taking of any of the actions referred to in any of clause (x), (y) or (z) below, in a Superior Proposal or an Alternate Superior Proposal, then, the Seller may, at any time prior to the receipt of the Seller Stockholder Approval, take the following actions: (x) furnish non-public information with respect to the Seller and its Subsidiaries to the third party making such Competing Proposal, if, and only if, such information has been previously or is contemporaneously provided to Buyer Parent and prior to so furnishing such information, the Seller receives from the third party an executed confidentiality agreement with terms no less favorable in the aggregate to the third party than the Confidentiality Agreement is to Buyer Parent, (y) engage or participate in discussions or negotiations with such third party with respect to the Competing Proposal, and (z) in the case of a Competing Proposal that constitutes or would reasonably be expected to result in an Alternate Superior Proposal, engage in discussions or negotiations with CBNA and Merger Buyer, with respect to the Competing Proposal; provided, however, that as promptly as reasonably practicable following the Seller taking such actions as described in clauses (x), (y) or (z) above (and in any event within 24 hours), the Seller shall provide written notice to Buyer Parent of such determination as provided for in clause (ii) above, the identity of the third party making such Competing Proposal and the terms and conditions of the Competing Proposal.  The Seller shall keep Buyer Parent informed on a current basis of the status of any such discussions or negotiations, including any discussions or negotiations with CBNA and Merger Buyer.  Buyer Parent shall be permitted to engage in discussions and negotiations with CBNA and Merger Buyer in connection with any Competing Proposal.

(d)           Neither the Board of Directors of the Seller nor any committee thereof shall:  (i) change, qualify, withdraw or modify, or publicly propose to change, qualify, withdraw or modify the Seller Recommendation (a “Change of Recommendation”); (ii) approve or recommend, or publicly propose to approve or recommend any Competing Proposal; or (iii) exempt any person from any state takeover law, except as provided or permitted by this Section 10.4.

(e)           If prior to the receipt of the Seller Stockholder Approval either:

(i)           the Seller receives an unsolicited Superior Proposal or an unsolicited Alternate Superior Proposal and the Seller has complied with its obligations under this Section 10.4, or

(ii)           other than in connection with a Competing Proposal, the Board of Directors of the Seller (upon the recommendation of the Special Committee) determines in good faith in response to the occurrence of a Seller Intervening Event, after consultation with outside legal and financial advisors that, the failure of the Board of Directors of the Seller to effect a Change of Recommendation would be inconsistent with the fiduciary duties of the Board of Directors of the Seller to the Seller’s stockholders under applicable Law, then, prior to the receipt of the Seller Stockholder Approval, the Board of Directors of the Seller may effect a Change of Recommendation (a “Permitted Change of Recommendation”); provided, that with respect to clause (i), (x) the Seller shall have first (A) provided seven (7) Business Days’ prior written notice (a “Notice of Superior Proposal”) to Buyer Parent that it is prepared to effect a Permitted Change of Recommendation in response to a Superior Proposal or an Alternate Superior Proposal and specifying the reasons therefor, including the terms and conditions of the Superior Proposal or the Alternate Superior Proposal that are the basis of such proposed Permitted Change of Recommendation, copies of the agreements proposed to effect such Superior Proposal or Alternate Superior Proposal, as well as all material correspondence relating to such Superior Proposal or Alternate Superior Proposal and the identity of the Person making such proposed Superior Proposal or Alternate Superior Proposal (it being understood and agreed that any amendment to the financial terms or any material amendment of any such Superior Proposal or Alternate Superior Proposal shall require a new Notice of Superior Proposal and a new seven (7) Business Day period), and (B) during such seven (7) Business Day period, if requested by Buyer Parent, engaged in good faith negotiations with Buyer Parent (and the parties to the Related Transactions, if applicable) to amend this Agreement, the Transaction Documents (and/or the Related Transaction Documents) in such a manner that any Competing Proposal which was determined to be a Superior Proposal or an Alternate Superior Proposal, as the case may be, would no longer constitute a Superior Proposal or Alternate Superior Proposal, as the case may be, and (y) at the end of such seven (7) Business Day period (or at such earlier time following receipt of a Notice of Superior Proposal that Buyer Parent notifies the Seller that it is not interested in pursuing further negotiations to amend this Agreement), such Competing Proposal has not been withdrawn and continues to constitute a Superior Proposal or an Alternate Superior Proposal taking into account any changes, which have not been withdrawn, to the terms of this Agreement proposed by Buyer Parent and/or, in the case of a Superior Proposal only, any changes to the Transaction Documents or Related Transaction Documents proposed by the parties thereto following a Notice of Superior Proposal, as a result of the negotiations required by sub-clause (B) or otherwise) and in the case of clause (ii), the Seller shall have first provided seven (7) Business Days’ prior written notice (“Notice of a Proposed Change of Recommendation”) to Buyer Parent that it is prepared to effect a Permitted Change of Recommendation in response to a Seller Intervening Event and describing such Seller Intervening Event and during such seven (7) Business Day period, if requested by Buyer Parent, engaged in, and caused its Representatives and Affiliates to have engaged in, good faith negotiations with Buyer Parent and its Representatives (and the parties to the Related Transaction Documents and their Representatives) to amend this Agreement, the Transaction Documents and/or the Related Transaction Documents and at the end of such seven (7) Business Day period, the Board of Directors of the Seller (upon the recommendation of the Special Committee) after taking into account all changes, which have not been withdrawn, to the terms of this Agreement, the Transaction Documents and/or the Related Transaction Documents proposed by Buyer Parent or the parties thereto following such Notice of a Proposed Change of Recommendation, again determines in good faith that the failure to effect a Change of Recommendation would be inconsistent with the fiduciary duties of the Board of Directors of the Seller to the Seller’s stockholders under applicable Law.

(f)           The Seller shall advise Buyer Parent promptly (and in any event within 24 hours) of: (i) any Competing Proposal or indication, inquiry proposal or offer with respect to or that could reasonably be expected to lead to any Competing Proposal; (ii) any request for non-public information relating to the Seller; and (iii) any inquiry or request for discussion or negotiation regarding a Competing Proposal, including in each case the identity of the Person making any such Competing Proposal or indication, inquiry offer or proposal the material terms of any such Competing Proposal or indication, inquiry offer or proposal and any material correspondence relating thereto.  The Seller shall keep Buyer Parent informed on a current basis of any material changes to the terms of any such Competing Proposal or indication or inquiry.

(g)           Notwithstanding the limitations set forth in this Section 10.4, and in accordance with Section 10.4(e), if the Board of Directors of the Seller has effected a Permitted Change of Recommendation in compliance with the requirements of Section 10.4(e)(i) and in response to a Superior Proposal (but not an Alternate Superior Proposal) and is not in breach of Section 10.4, then prior to receipt of the Seller Stockholder Approval, the Board of Directors of the Seller (upon the recommendation of the Special Committee) may cause the Seller to enter into a binding written agreement (a “Superior Proposal Agreement”) to effect a Superior Proposal and terminate this Agreement in accordance with Section 11.1(h).

(h)           Nothing contained in this Agreement shall prohibit the Seller or the Board of Directors of the Seller from (i) disclosing to the Seller’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of the Seller (or a committee thereof, as applicable) has reasonably determined in good faith, after consultation with outside legal and financial advisors, that the failure to do so would be inconsistent with any applicable Law; provided, however, that (A) any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act other than a “stop, look and listen”, an express rejection of any applicable Competing Proposal or an express reaffirmation of the Seller Recommendation shall be deemed to be a Change of Recommendation and (B) neither the Seller nor the Seller’s Board of Directors (nor any committee thereof) shall make any Change of Recommendation except in accordance with the other provisions of this Section 10.4.

(i)           As used in this Agreement, “Competing Proposal” shall mean any proposal or offer from any Person or group of Persons other than Buyer Parent and its Affiliates to effect: (A) any direct or indirect acquisition or purchase, in any single transaction or series of related transactions, by any such Person or group, of 15% or more of the fair market value of the Acquired Assets; (B) any direct or indirect acquisition or purchase by any person or group of persons of 15% or more of the total outstanding voting securities of the Seller or any of its Subsidiaries; (C) any tender offer or exchange offer (including through the filing with the SEC of a Schedule TO), as defined pursuant to the Exchange Act, that if consummated, would result in any Person or group beneficially owning 15% or more of the Seller Common Stock or (D) any merger, consolidation, business combination, recapitalization, issuance of or amendment to the terms of outstanding stock or other securities, liquidation, dissolution or other similar transaction involving the Seller as a result of which any Person or group acting in concert would acquire assets or securities or interests described in clause (A), (B) or (C) above.

(j)           As used in this Agreement, “Seller Intervening Event” means an event or circumstance material to the Seller and its Subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Seller or its Subsidiaries or any breach of any of the Related Transaction Documents), that was unknown to the Board of Directors of the Seller on the date hereof, which event or circumstance becomes known to the Board of Directors of the Seller prior to the Seller Stockholder Approval; provided, however, that (A) in no event shall the receipt, existence or terms of a Competing Proposal (or any proposal or inquiry to acquire any of the assets purchased under the CBNA Transaction or the Seller assets that remain in the Seller after the closing under the Merger Transaction Agreement), or any inquiry or matter relating thereto or consequence thereof, constitute a Seller Intervening Event, (B) in no event shall events or circumstances arising from the announcement or the existence of, or any action taken by either party pursuant to and in compliance with the terms of, this Agreement or the Related Transaction Documents constitute a Seller Intervening Event and (C) in no event shall any increase in the market price of the Seller Common Stock, in and of itself, constitute a Seller Intervening Event (provided that the event or circumstance underlying such increase in the market price of the Seller Common Stock shall not be excluded, and may be taken into account, in determining whether there is a Seller Intervening Event).

(k)           As used in this Agreement, “Superior Proposal” shall mean any unsolicited, bona fide written Competing Proposal (except the references in clauses (A), (B) and (C) thereof to “15%” shall be replaced by “80%” and the reference in clause (A) thereof to Acquired Assets shall be replaced by “all assets of the Seller”) that (A) is on terms that the Board of Directors of the Seller (upon the recommendation of the Special Committee) determines in good faith, after consultation with outside financial and legal advisors and consideration of all relevant factors, would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of the Seller Common Stock than the Transactions (taking into account any binding proposal to amend the terms of this Agreement, the Transaction Documents and/or any of the Related Transaction Documents), and (B) is reasonably capable of being completed on the terms set forth in the proposal within a reasonable period of time, taking into account all financial, legal, regulatory and other aspects thereof.

(l)           As used in this Agreement, “Alternate Superior Proposal” shall mean any unsolicited, bona fide written Competing Proposal of the type set forth in clause (A) of the definition of “Competing Proposal” (except the references in clause (A) thereof to “15%” shall be replaced by “100%”) that (A) is on terms that the Board of Directors of the Seller (upon the recommendation of the Special Committee) determines in good faith, after consultation with outside financial and legal advisors and consideration of all relevant factors, would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of the Seller Common Stock than the Transactions (taking into account any binding proposal to amend the terms of this Agreement, the Transaction Documents and/or any of the Related Transaction Documents), (B) is reasonably capable of being completed on the terms set forth in the proposal within a reasonable period of time, taking into account all financial, legal, regulatory and other aspects thereof, and (C) would, if consummated, not result (I) in any person other than CBNA acquiring the assets being sold in the CBNA Transaction Agreement in accordance with the terms and conditions of the CBNA Transaction Agreement (as in effect immediately prior to the announcement of or the Seller’s receipt of such Competing Proposal) and the Transaction Documents (as defined in the CBNA Transaction Agreement) and (II) in any person other than Merger Buyer (and its Affiliates) consummating the Merger Transaction in accordance with the terms and conditions of the Merger Transaction Agreement (as in effect immediately prior to the Seller’s receipt of such Competing Proposal) and the Transaction Documents (as defined in the CBNA Transaction Agreement).

(m)           During the period from the date of this Agreement through the earlier of the Closing Date and the date of termination of this Agreement, the Seller shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Competing Proposal or standstill agreement to which the Seller or any of the Seller’s Subsidiaries is a party (other than any involving Buyer Parent).  During such period, the Seller agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the U.S. or any state thereof having jurisdiction.  Notwithstanding the foregoing, the Seller may waive any such standstill if the Board of Directors of the Seller, after consultation with outside legal counsel, determines that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors of the Seller to the Seller’s stockholders under applicable Law.

(n)           From and after the date of this Agreement until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 11.1, the Seller agrees that it will comply with all agreements and covenants to be performed by it under Section 6.6 of the Merger Transaction Agreement.

(o)           Buyer Parent agrees that neither it nor any of its Affiliates shall make any Competing Proposal (as defined in the Merger Transaction Agreement) without the prior written consent of Seller or except as otherwise permitted through the Merger Transaction Agreement.

Section 10.5                      Appropriate Action; Consents; Filings

(a)           Subject to the terms and conditions hereof, the parties hereto will use their respective reasonable best efforts to consummate and make effective the Transactions and the Related Transactions and to cause the conditions to the Transactions set forth in ARTICLE IX to be satisfied, including:

(i)           the obtaining of all necessary actions or nonactions, consents, terminations or expirations of waiting periods and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Transactions and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Transactions (provided that, notwithstanding anything in this Agreement, in no event shall any party be required to make any payment to any such other Persons to obtain such approval);

(ii)           the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance or consummation of the Transactions in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and

(iii)           the execution and delivery of any additional instruments necessary to consummate the transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement.

Without limiting the foregoing, although Seller and Buyer Parent each acknowledge that they do not anticipate filings under the HSR Act are required, in the event any filing or submission is required under the HSR Act, each of the parties hereto shall promptly make its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions.  The Seller and Buyer Parent shall cooperate (A) in promptly determining whether any filings are required to be or should be made or whether any consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or non-U.S. Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Seller’s business in connection with the consummation of the Transactions and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

(b)           In furtherance and not in limitation of the covenants of the parties contained in Section 10.5(a), each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the Transactions by or under the HSR Act, the Federal Trade Commission or Department of Justice, including taking all reasonable actions to obtain clearance, or if such clearance cannot be obtained, to reach an agreement, settlement or consent with the Governmental Authority investigating the Transactions; provided, however, that the foregoing shall not require any party to agree to any asset divestiture or restriction on its or its Subsidiaries’ business operations.  In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private person, is instituted (or threatened to be instituted) challenging any of the Transactions as violative of the HSR Act or any other antitrust or other Law in any jurisdiction, Buyer Parent shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any judgment or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the Transactions, including defending through litigation on the merits any claim asserted in any such action or proceeding by any Person (and the Seller shall cooperate with Buyer Parent with respect to such matters).

(c)           Each of Buyer Parent and the Seller shall give (or shall cause its respective Subsidiaries to give) any notices to third parties, and Buyer Parent and the Seller shall use, and cause each of its Subsidiaries to use, its reasonable best efforts to obtain any third party consents not covered by Sections 10.5(a) and 10.5(b), necessary, proper or advisable to consummate the Transactions.  Each party shall without limitation:  (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Authority with respect to the Transactions, (2) use its reasonable best efforts to permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or any oral communication with any such Governmental Authority with respect to the Transactions, (3) use its reasonable best efforts not to participate in any meeting or have any communication with any such Governmental Authority with respect to the Transactions, unless it has given the other an opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein, and (4) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority with respect to the Transactions. Such materials and the information contained therein that is competitively sensitive shall be given only to the outside legal counsel of the other party and will not be disclosed by such outside counsel to employees, officers, or directors of their respective client unless express permission is obtained in advance from the disclosing party or its legal counsel.

(d)           Seller will keep Buyer reasonably informed of the status of any approvals of a Governmental Authority or third party consents required with respect to the transactions contemplated by the Related Transaction Documents.

Section 10.6                      Access to Information; Confidentiality

(a)           From the date hereof to the Closing Date, or the date, if any, on which this Agreement is terminated pursuant to Section 11.1, to the extent permitted by applicable Law, the Seller shall (i) provide to Buyer Parent and its Representatives (A) complete and full access to the Data Room as it relates to the Acquired Assets including the ability of Buyer Parent and its Representatives to print copies of all documents contained therein and (B) reasonable access during normal business hours and, following reasonable notice from Buyer Parent, to the Seller’s and its Subsidiaries’ properties, books, contracts and records and other information as Buyer Parent may reasonably request regarding the Acquired Assets or as may otherwise be reasonably required in connection with the Transactions, and (ii) furnish promptly to Buyer Parent such information concerning the same as Buyer Parent or its Representatives may reasonably request; provided, however, that the Seller shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Seller, (x) breach any agreement with any third party, (y) constitute a waiver of the attorney-client or other privilege held by the Seller or (z) otherwise violate any applicable Laws.

(b)           The Buyer Parent shall use the information provided pursuant to Section 10.6(a) solely for the purposes of effecting the Transactions, and the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated March 11, 2010 (the “Confidentiality Agreement”) with respect to such information (which shall be deemed “Evaluation Material” (as defined therein) for purposes thereof).  The Confidentiality Agreement shall be amended and restated at the Commitment Date substantially in the form of Exhibit 10.6(b).

(c)           Following the Closing, the Seller and the Buyer Parent shall use reasonable best efforts to make available to each other, upon written request, (i) their respective Representatives for fact finding, consultation and interviews and as witnesses or other participants to the extent that any such Person may reasonably be requested in connection with any action, suit, proceeding, claim, arbitration, investigation or litigation, whether civil or criminal, at law or in equity, in which the requesting party may from time to time be involved relating to the business of the Seller as such business was conducted prior to the Closing (and the Seller and the Buyer Parent will cause such Representatives to cooperate with the requesting party to produce, subject to and in accordance with this Section 10.6(c), such books and records as are reasonably required in connection with such matters) and (ii) reasonable access during normal business hours to, or copies of, the Seller’s and its Subsidiaries’ books and records and other information as Buyer Parent may reasonably request regarding the Acquired Assets; provided, however, that the Seller shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Seller, (x) breach any agreement with any third party, (y) constitute a waiver of the attorney-client or other privilege held by the Seller or (z) otherwise violate any applicable Laws.  Except as otherwise agreed, the Seller and the Buyer Parent hereby agree to reimburse each other for Expenses incurred by the other in connection with providing individuals, witnesses and/or books and records pursuant to this Section 10.6(c).

Section 10.7                      Non-Solicit

From the date hereof until the 18 month anniversary of the Closing Date, neither the Buyer Parent, nor any of its Affiliates, shall, without the prior written consent of the Seller, directly or indirectly solicit for employment any employee of the Seller that the Buyer Parent or its Subsidiaries either met in person in connection with the Buyer Parent’s due diligence investigation or negotiation and execution of this Agreement or work with directly after the Closing in connection with servicing Student Loans.  In addition, until the sixth month anniversary of the Closing Date neither the Buyer Parent nor any of its Affiliates will conduct any recruitment events such as job fairs that are targeted at groups of employees of the Seller.  However, nothing in this Section 10.7 shall prevent the Buyer Parent, or any of its Affiliates, from (i) hiring persons who are referred by search firms or employment agencies or similar entities (so long as such entities have not been instructed to solicit the employees of the Seller) or persons who respond to a general solicitation or advertisement that is not specifically directed to the employees of the Seller (and nothing shall prohibit the use of such search firm or employment agency or similar entity or the making of any such solicitation or advertisement) or (ii) soliciting or hiring any person who, at the time of such solicitation or hiring, is not an employee of the Seller.

Section 10.8                      Related Transaction Documents

Without the prior written consent of the Buyer, the Seller shall not (i) amend, modify or waive any provision of the Related Transaction Documents in a manner that would reasonably be expected to materially adversely affect Buyer’s rights or obligations or materially delay the Closing Date or (ii) terminate the Merger Transaction Agreement pursuant to Section 8.1(a) or the CBNA Transaction Agreement pursuant to Section 8.1(a) by the mutual written agreement of the Seller and the applicable counterparty.  Subject to the foregoing, the Seller shall deliver promptly to Buyer copies of all material amendments, modifications and waivers to any Related Transaction Document.

Section 10.9                      Agreements with Other Parties

Without the prior written consent of the Seller (upon the recommendation of the Special Committee), between the date of this Agreement and the Closing Date, Buyer Parent shall not, and shall not permit any of its Affiliates to, enter into any agreements, arrangements or understandings (other than as provided in the Transaction Documents and the Related Transaction Documents) between Buyer Parent or its Affiliates and either (i) Merger Buyer or its Affiliates with respect to any of the Transaction or the Related Transactions or (ii) CBNA or its Affiliates, with respect to any of the Transactions or the Related Transactions that would have the effect of providing additional consideration in excess of the Merger Consideration (as defined in the Merger Transaction Agreement) provided to CBNA pursuant to the Merger Transaction Agreement.  This Section 10.9 shall not prohibit the Buyer Parent or Merger Buyer from making a proposal pursuant to Section 10.4(e).

Section 10.10                    Conduct of Business by the Seller Pending the Closing

The Seller covenants and agrees that, between the Commitment Date and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 11.1:

(a)           Except (i) as may be required by Law or any Governmental Authority, (ii) as may be consented in writing by Buyer Parent (which consent shall not be unreasonably delayed, conditioned or withheld), (iii) as may be contemplated by or required under, the Transaction Documents or as may be required under the Related Transaction Documents, (iv) as set forth in Section 10.10 of the Seller Disclosure Schedule or (v) as would not reasonably be expected to have any adverse effect on the Acquired Assets or the Applicable Loans or the ability of the Seller and its Affiliates to perform their obligations under the Transaction Documents, the business of the Seller and its Subsidiaries to the extent relating to Acquired Assets shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice in all material respects; provided, however, that no action by the Seller or its Affiliates with respect to the matters specifically addressed by any provision of Section 10.10(b) below shall be deemed a breach of this sentence unless such action would also itself constitute a breach of such specific provision.

(b)           Without limiting the generality of the foregoing, the Seller agrees with Buyer Parent that, except (i) as may be required by Law or any Governmental Authority, (ii) as may be consented to in writing by Buyer Parent (which consent shall not be unreasonably delayed, conditioned or withheld in the case of Section 10.10(b)(iii) below), (iii) as may be contemplated by or required under the Transaction Documents or as may be required under the Related Transaction Documents or (iv) as set forth in Section 10.10 of the Seller Disclosure Schedule, it shall not, and shall not permit its Subsidiaries to:

(i)           effect a new Securitization Transaction, or amend, modify or waive in any material respect any term of any outstanding Securitization Transaction or any Securitization Basic Document or any contract, arrangement, commitment or understanding relating to the Conduit Program to the extent relating to the Acquired Assets or the Applicable Loans or the Depositor;

(ii)           sell or dispose of any loans to the extent relating to the Acquired Assets or the Applicable Loans except pursuant to existing commitments identified in Section 10.10 of the Seller Disclosure Schedule;

(iii)           modify or amend in any material respect any provisions of any contract, commitment, arrangement or understanding set forth in Section 10.10(b)(iii) of the Seller Disclosure Schedule, or amend, waive, modify or consent to the early termination of any material rights thereunder;

(iv)           terminate any trustee, servicer, subservicer or administrator or similar party under any contract to the extent relating to any of the Acquired Assets or the Applicable Loans except to the extent required under the terms of any of the Securitization Basic Documents; or

(v)           offer Borrowers of Trust Student Loans or Financed Student Loans any borrower incentive programs not (A) required by the Higher Education Act or (B) in effect with respect to the related Trust Student Loans or Financed Student Loans on or before the Disclosure Date.

(c)           With respect to the Depositor, the Seller shall cause the Depositor to:

(i)           comply in all respects with its permitted purposes and activities clause and in all material respects with all other provisions of its Certificate of Incorporation or By-Laws and not amend its Certificate of Incorporation or By-Laws;

(ii)           not act as a depositor with respect to any new securitization vehicle, or except as provided herein, enter into any new agreements or amend any of its existing agreements;

(iii)           comply in all material respects with all agreements to which it is currently a party;

(iv)           timely file all required reports under the Exchange Act; and

(v)           remain a wholly owned subsidiary of the Seller.

(d)           With respect to the Funding Note Issuer, the Seller shall cause the Funding Note Issuer to:

(i)           comply in all respects with its permitted purposes and activities clause and in all material respects with all other provisions of its Certificate of Incorporation or By-Laws and not amend its Certificate of Incorporation or By-Laws;

(ii)           not act as a funding note issuer with respect to any new securitization vehicle, or except as provided herein, enter into any new agreements or amend any of its existing agreements, except as required by the Department;

(iii)           comply in all material respect with all agreements to which it is currently a party; and

(iv)           remain a wholly owned subsidiary of the Seller.

(e)           Promptly upon acquiring Knowledge thereof, the Seller will provide prompt written notice to the Buyer Parent of:

(i)           any inquiries or claim or threatened claim of any material litigation or material proceeding of a Governmental Authority in each case, related to the Acquired Assets, the Depositor, the Funding Note Issuer, each Securitization Trust and each Private Securitization Trust or any written assertion by any investor of a material misstatement or omission in any prospectus or offering document in each case, related to the Acquired Assets, the Depositor, the Funding Note Issuer, each Securitization Trust and each Private Securitization Trust;

(ii)           any dispute related to the obligations to repurchase any student loans under any of the Securitization Basic Documents and all similar agreements relating to each Private Securitization Trust; and

(iii)           the repurchase of any material Student Loan or private education loan pursuant to any of the Securitization Basic Documents and all similar agreements relating to each Private Securitization Trust.

Other than the right to consent or withhold consent with respect to the foregoing matters, nothing contained in this Agreement shall give to Buyer Parent, directly or indirectly, any right to control or direct the operation of the business or operations of the Seller or its Subsidiaries prior to the Closing.  Subject to the foregoing and the other terms and conditions of this Agreement, prior to the Closing, the Seller and its Subsidiaries shall exercise complete control over their business and operations.

Section 10.11                    Merger Transaction Restructuring

(a)           Notwithstanding anything contained herein to the contrary but subject to paragraph (b) below, in the event the Merger Transaction Agreement is terminated (i) the Seller shall be permitted to discuss with CBNA the possibility of entering into a transaction pursuant to which CBNA would acquire the Acquired Assets (as defined in the Merger Transaction Agreement) in a transaction that delivers value directly to the Seller’s stockholders (a “Substitute Merger Transaction”) and (ii) in the event that the Seller and CBNA desire to revise the existing CBNA Transaction Agreement or enter into a different agreement to provide for a Substitute Merger Transaction, each of the parties shall use their reasonable best efforts to cooperate in good faith to revise this Agreement and any Transaction Document to provide for the consummation of a Substitute Merger Transaction and shall use their reasonable best efforts to cause the transactions contemplated by such agreements to be consummated as promptly as reasonably practicable, including filing such amendments, supplements to the Proxy Statement and making such other filings with Governmental Authorities as may be reasonably necessary to consummate the transactions contemplated hereby and by the agreement related to such Substitute Merger Transaction.

(b)           In connection with any proposed Substitute Merger Transaction, the Buyer Parent will not be required to enter into any amendments or modifications to this Agreement or any Transaction Document, unless such amendment or modification would not reasonably be expected to adversely affect Buyer’s rights thereunder.  The Seller and CBNA agree that any costs and expenses incurred by the Buyer Parent in connection with such proposed Substitute Merger Transaction, other than those that would not have been incurred under this Agreement in the absence of a proposed Substitute Merger Transaction, will be borne by Seller and CBNA.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

Section 11.1                      Termination

Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Transactions may be abandoned, at any time prior to the Closing Date, whether before or after the Seller Stockholder Approval, as follows:

(a)           by mutual written consent of each of Buyer Parent and the Seller;

(b)           by written notice of either Buyer Parent or the Seller, if (i) the purchase and sale of the Acquired Assets contemplated hereby has not been consummated on or before March 31, 2011 (the “Termination Date”); and (ii) the party seeking to terminate this Agreement pursuant to this Section 11.1 shall not have breached in any material respect its obligations under this Agreement, in any manner that shall have proximately caused the failure to consummate the Transactions on or before such date; provided, that if as of the Termination Date, (A) all of the conditions to this Agreement (other than those that are to be satisfied by action taken at the Closing) shall have been satisfied or waived other than the conditions set forth in (x) Sections 9.1(b), 9.1(c), (y) Section 9.2(g) or (z) Sections 9.3(f) or 9.3(g) (to the extent resulting from the failure to obtain regulatory approvals), or (B) the “Termination Date” (as defined in the CBNA Transaction Agreement or the Merger Transaction Agreement, as applicable) has been extended, then the Termination Date shall be automatically extended to April 30, 2011 or such date as the Termination Date (as defined in the CBNA Transaction Agreement or the Merger Transaction Agreement) has been extended; provided, further, if the Seller and CBNA enter into a definitive agreement relating to a Substitute Merger Transaction, then, in any event, the Termination Date shall be the later of (1) March 31, 2011 or (2) the date which is four months following the date of such definitive agreement.  Notwithstanding anything contained herein to the contrary, in no event may the Termination Date be extended past April 30, 2011;

(c)           by written notice of either Buyer Parent or the Seller, if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 11.1(c) shall have complied in all material respects with its obligations under Section 10.5;

(d)           by written notice of either Buyer Parent or the Seller if the Seller Stockholder Approval shall not have been obtained at a duly held Stockholders’ Meeting (including any adjournment or postponement thereof at which a quorum is present and the votes to approve this Agreement and the Transactions are taken);

(e)           by written notice from Buyer Parent to the Seller, if any Seller Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Sections 9.2(a) or 9.2(b) and (2) cannot be cured by the Termination Date; provided, that Buyer Parent shall have given the Seller written notice, delivered at least forty-five (45) days prior to such termination, stating Buyer Parent’s intention to terminate this Agreement pursuant to this Section 11.1(e) and the basis for such termination and; provided, further, that in no event will the delivery of such notice result in an extension of the Termination Date;

(f)           by written notice from the Seller to Buyer Parent, if any Buyer Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Sections 9.3(a) or 9.3(b) and (2) cannot be cured by the Termination Date; provided, that the Seller shall have given Buyer Parent written notice, delivered at least forty-five (45) days prior to such termination, stating the Seller’s intention to terminate this Agreement pursuant to this Section 11.1(f) and the basis for such termination and; provided, further, that in no event will the delivery of such notice result in an extension of the Termination Date;

(g)           by written notice from Buyer Parent to Seller, if any Seller Party shall have breached Section 10.4 and such breach is not cured within five (5) Business Days after such notice;

(h)           by written notice from the Seller (upon the recommendation of the Special Committee) to Buyer Parent simultaneously with the Seller or its Subsidiaries entering into a Superior Proposal Agreement in accordance with Section 10.4(g), with the effectiveness of such notice of termination to be contingent on Seller’s payment of the Seller Termination Fee; or

(i)           by written notice of either Buyer Parent or the Seller, if either (x) the CBNA Transaction Agreement has been terminated or (y) the Merger Transaction Agreement has been terminated and CBNA and the Seller have not entered into a definitive agreement relating to a Substitute Merger Transaction within 45 days of the termination of the Merger Transaction Agreement.

(j)           by written notice from Buyer Parent if the Seller effects a Change of Recommendation in response to a Superior Proposal.

Section 11.2                      Effect of Termination

If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, legal counsel, accountant, consultant, representative or Affiliate of such party) to the other party hereto; provided, however, no party to this Agreement shall be relieved or released from any liabilities or damages arising out of its knowing and intentional breach of its obligations under this Agreement.  For purposes of this Agreement, “knowing and intentional breach” means an act or failure to act which constitutes a material breach of this Agreement with respect to which the breaching party has knowledge (actual or constructive) that such act or failure to act would or would reasonably be expected to breach its obligations under this Agreement.  The provisions of this ARTICLE XI, Section 12.1, ARTICLE XIII and the Confidentiality Agreement referred to in Section 10.6(b) shall survive any termination hereof pursuant to Section 11.1.

Section 11.3                      Termination Fee

(a)           If (i) prior to the termination of this Agreement, a Qualifying Transaction is proposed or publicly disclosed, (ii) this Agreement is terminated by Buyer Parent or the Seller pursuant to Section 11.1(b) and (iii) concurrently with, or within twelve (12) months after any such termination, any Qualifying Transaction is consummated or the Seller or any of its Affiliates enters into any letter of intent, agreement in principle or contract with respect to a Qualifying Transaction, then the Seller shall pay to Buyer Parent a fee of $24,000,000 in cash, such payment to be made upon the earlier of entry into the letter of intent, agreement in principle or contract or agreement with respect to such Qualifying Transaction or the consummation of such Qualifying Transaction; provided, that if at the time of such payment the Merger Buyer is entitled to a payment from the Seller pursuant to Section 8.3(a) of the Merger Transaction Agreement, then the Seller shall pay to Buyer Parent a fee of $12,000,000 in cash.

(b)           If (i) prior to the termination of this Agreement, an Alternate Superior Proposal is proposed or publicly disclosed and (ii) this Agreement is terminated by Buyer Parent or the Seller pursuant to Sections 11.1(b) or 11.1(d), then the Seller shall pay to Buyer Parent a fee of $24,000,000 in cash, such payment to be made promptly upon termination of this Agreement and in any event within two (2) Business Days after the termination of this Agreement.

(c)           If this Agreement is terminated by the Seller pursuant Section 11.1(h), then the Seller shall pay to Buyer Parent a fee of $12,000,000 in cash, such payment to be made concurrently with such termination.

(d)           If this Agreement is terminated by Buyer Parent pursuant to Section 11.1(j), then the Seller shall pay to Buyer Parent a fee of $12,000,000 in cash, such payment to be made promptly upon termination of this Agreement and in any event within two (2) Business Days after the termination of this Agreement.

(e)           If this Agreement is terminated by the Seller or Buyer Parent (i) pursuant to Section 11.1(i) and, prior thereto, the Merger Transaction Agreement was terminated by the Merger Buyer pursuant to Section 8.1(f) of the Merger Transaction Agreement or (ii) pursuant to Section 11.1(b) and there had previously occurred a willful breach by the Seller of the Merger Transaction Agreement, then the Seller shall pay Buyer Parent a fee of $24,000,000 in cash, such payment to be made no later than two (2) Business Days after the date of termination of this Agreement.  In the event that Buyer Parent receives the Seller Termination Fee pursuant to this Section 11.3(e) the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Buyer Parent in connection with this Agreement (and the termination hereof); provided, that nothing in this Section 11.3(e) shall prohibit any payment required to be made pursuant to Section 11.3(f).

(f)           Unless a Seller Termination Fee is payable under Section 11.3(e), if this Agreement is terminated by the Seller or Buyer Parent pursuant to (i) Section 11.1(b) and at the time of such termination the only conditions that were not satisfied were Sections 9.3(f) or 9.3(g), and any other conditions that by their nature can only be satisfied at the Closing or (ii) Section 11.1(i), then the Seller shall reimburse Buyer Parent upon demand by wire transfer of immediately available funds to an account specified in writing by Buyer Parent for an amount equal to 120% of the aggregate amount of the Expenses of Buyer Parent; provided, however, that the Seller shall not be obligated to make a payment pursuant to this Section 11.3(f) in excess of $4,000,000 in the aggregate.

(g)           Notwithstanding anything in this Agreement to the contrary, in no event shall the Seller be required to pay a Seller Termination Fee pursuant to Sections 11.3(a), 11.3(b), 11.3(c), 11.3(d) or 11.3(e), on more than one occasion.  Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under the applicable Tax Law; provided, however, that prior to or on the date any such withholding is required, (A) Seller shall notify Buyer Parent as soon as reasonably practicable after notice of termination or entry into a Superior Proposal, as applicable, prior to the date withholding is required, (B) Seller and Buyer Parent shall use reasonable efforts to minimize any withholding Taxes, and (C) Buyer Parent may deliver properly completed and executed documentation prescribed by applicable Law as would permit such payment to be made without withholding or at a reduced rate of withholding.  Buyer Parent and Seller each acknowledge that under current Law, no U.S. federal withholding Tax would be required with respect to the Termination Fee.

(h)           Each of the parties hereto acknowledges that the Seller Termination Fee and the other provisions of this Section 11.3 are an integral part of the transactions contemplated by this Agreement and that, without the Seller Termination Fee and such other provisions, Buyer Parent would not enter into this Agreement; accordingly, if the Seller fails to promptly pay the amounts due pursuant to Sections 11.3(a), 11.3(b), 11.3(c), 11.3(d), 11.3(e) or 11.3(f) and, in order to obtain such payment Buyer Parent commences a suit which results in a judgment against the Seller for any of the amounts set forth in Sections 11.3(a), 11.3(b), 11.3(c), 11.3(d), 11.3(e) or 11.3(f), then the Seller shall pay to Buyer Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on all amounts due pursuant to Sections 11.3(a), 11.3(b), 11.3(c), 11.3(d), 11.3(e) or 11.3(f) at the prime rate of CBNA in effect on the date plus 2% per annum from the date such amounts were required to be paid until the date actually received by Buyer Parent.

Section 11.4                      Amendment

This Agreement may be amended by mutual agreement of the parties hereto at any time prior to the Closing Date (in the case of the Seller, by the Board of Directors (upon the recommendation of the Special Committee)); provided, however, that, after the approval of this Agreement and the Transactions by stockholders of the Seller, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Seller without such further approval of such stockholders nor any amendment or change not permitted under applicable Law.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 11.5                      Waiver

At any time prior to the Closing Date, subject to applicable Law, any party (in the case of the Seller, by the Board of Directors (upon the recommendation of the Special Committee)) hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 11.4, waive compliance with any agreement or condition contained herein.  Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by the Seller or Buyer Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE XII

CERTAIN LIABILITY MATTERS

Section 12.1                      No Assumption of Liability

Except as contemplated by the Transaction Documents, none of Buyer Parent, Conduit Buyer, Securitization Buyer or Buyer Subsidiary is assuming any liability or obligation of Seller, CBNA, CSD, Funding Note Issuer, the Depositor or their Affiliates of any nature, known or unknown or contingent or liquidated.

Section 12.2                      Release

(a)           At or prior to the Closing, the Buyer and Seller will deliver a partial release in the form of Exhibit 12.2 or such other form as mutually agreed upon by such parties (the “Buyer/Seller Release”).

(b)           Each party to this Agreement acknowledges and agrees that the execution and delivery of the Buyer/Seller Release will not modify, waive or otherwise affect such party’s obligations under this Agreement and the other Transaction Documents, including the Indemnification Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1                      Assignments

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby.  The obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns, which shall include successors by operation of Law, such as by merger.  No party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Seller, CBNA and Buyer Parent.

Section 13.2                      Costs and Expenses

Except as expressly provided otherwise in this Agreement, each party shall each bear its own costs and expenses (including all legal, accounting, audit, due diligence and other out-of-pocket expenses) incurred in connection with the consummation of the Transactions and the other Transaction Documents to which they are a party.

Section 13.3                      Use of Proceeds

The Seller shall treat the proceeds of the Estimated Certificate Purchase Price and the Estimated Conduit Purchase Price as proceeds of Collateral (as such term is defined in the Omnibus Credit Agreement) and will apply such proceeds in accordance with Section 5.2(b) of the Omnibus Credit Agreement.

Section 13.4                      Relationship of Parties

Nothing contained in the Transaction Documents shall establish any fiduciary, partnership, joint venture or similar relationship between or among the parties hereto except to the extent otherwise expressly stated herein or therein.

Section 13.5                      Non-Petition Covenants

Each party to this Agreement, by entering into this Agreement, hereby covenants and agrees that it shall not at any time institute against the Depositor, the Funding Note Issuer or any Securitization Trust, or join in any institution against the Depositor, the Funding Note Issuer or any Securitization Trust or Private Securitization Trust, of, any bankruptcy, reorganization, arrangement, insolvency, receivership or liquidation proceedings, or other proceedings under any United States federal or state bankruptcy or similar Law in connection with any obligations relating to this Agreement or any other Transaction Document.

Section 13.6                      Notices, Etc.

(a)           Addresses for Notices.  All notices, demands, requests, consents and other communications provided for, or required to be given, in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail) and addressed to the party to be notified at their respective addresses set forth in Appendix D.  The parties hereto may change their respective addresses for notices from time to time by written notice to the other party hereto subject to written acknowledgment of receipt by the other party hereto.

(b)           Effectiveness of Notices.  All notices, demands, requests, consents and other communications described in Section 13.6(a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when received in the mails and (iii) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in Section 13.6(a) above.

Section 13.7                      Entire Agreement; No Third Party Beneficiaries

This Agreement (including the exhibits and schedules hereto) and the Transaction Documents constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than to the extent a party assumes a capacity under the Securitization Basic Documents or under any Conduit Program agreement, and such Securitization Basic Documents or Conduit Program agreements confer rights in respect thereof to any other Person (such as a Noteholder).

Section 13.8                      Governing Law

This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed in accordance with the Laws of the State of Delaware, without giving effect to any otherwise applicable choice or conflict of laws provision or rule.

Section 13.9                      Submission to Jurisdiction; Service of Process

(a)           Each of the parties hereto hereby irrevocably submits to the co-exclusive jurisdiction of the Delaware Chancery Court, or if such court shall not have jurisdiction, any federal or other state court of the State of Delaware and any federal or state court of the State of New York, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any such court.  Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)           Each party to this Agreement irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the Transactions, on behalf of itself or its property, by personal delivery of copies of such process to such party.  Nothing in this Section 13.9 shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 13.10                                Waiver of Jury Trial

EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY RELEASES, WAIVES AND RELINQUISHES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY CLAIM, DEMAND, ACTION, SUIT, PROCEEDING OR CAUSE OF ACTION IN WHICH ANY OF THEM ARE PARTIES, WHICH IN ANY WAY (DIRECTLY OR INDIRECTLY) ARISES OUT OF, RESULTS FROM OR RELATES TO ANY OF THE FOLLOWING, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER BASED ON CONTRACT OR TORT OR ANY OTHER LEGAL BASIS:  (I) THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY; (II) ANY PAST, PRESENT OR FUTURE ACT, OMISSION, CONDUCT OR ACTIVITY WITH RESPECT TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY; (III) ANY TRANSACTION, EVENT OR OCCURRENCE CONTEMPLATED BY THIS AGREEMENT; (IV) THE PERFORMANCE OF ANY OBLIGATION OR THE EXERCISE OF ANY RIGHT UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY; AND (V) THE ENFORCEMENT OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY.  EACH OF THE PARTIES HERETO HEREBY FURTHER AGREES THAT THIS AGREEMENT CONSTITUTES ITS WRITTEN CONSENT THAT TRIAL BY JURY SHALL BE WAIVED IN ANY SUCH CLAIM, DEMAND, ACTION, SUIT, PROCEEDING OR OTHER CAUSE OF ACTION AND AGREES THAT EACH OF THEM SHALL HAVE THE RIGHT AT ANY TIME TO FILE THIS AGREEMENT WITH THE CLERK OR JUDGE OF ANY COURT IN WHICH ANY SUCH CLAIM, DEMAND, ACTION, SUIT, PROCEEDING OR OTHER CAUSE OF ACTION MAY BE PENDING AS WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY.

Section 13.11                                Further Assurances

The parties to this Agreement agree to cooperate and to execute and deliver such instruments and take such further actions as any other party to this Agreement may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement, the other Transaction Documents and the Related Transactions.

Section 13.12                                Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 13.13                                Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section.  Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error.

Section 13.14                                Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts (including by facsimile, electronic mail or other means of electronic communication), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 13.15                                Specific Performance

The parties hereby expressly acknowledge and agree that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached.  Therefore, in addition to, and not in limitation of, any other remedy available to any party, an aggrieved party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.  Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have.  Each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each of the parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.  Each party hereby further agrees that in the event of any action by the other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE STUDENT LOAN CORPORATION, as the Seller, Servicer, SPV Administrator and Sponsor

By:  /s/ Michael J. Reardon
Name: Michael J. Reardon
Title: Chief Executive Officer

CITIBANK, N.A., in its individual capacity and as Conduit Eligible Lender Trustee, Depositor Eligible Lender Trustee, Securitization Eligible Lender Trustee, Omnibus Lender and Indenture Administrator

By:  /s/ Douglas Peterson
Name: Douglas Peterson
Title: Chief Operating Officer

CITIBANK (SOUTH DAKOTA) National Association Subservicer, Sub-Subservicer, Custodian and
SPV Sub-Administrator

By:    /s/ Kendall E. Stork
Name: Kendall E. Stork
Title: President

Kendall E. Stork
Citibank (South Dakota), N.A.
President
GEID #0000074271
Sioux Falls, SD
(605) 331-1887

SLC STUDENT LOAN RECEIVABLES I, INC., as Depositor

By:      /s/ Michael J. Reardon
Name: Michael J. Reardon
Title: Chief Executive Officer

SLM CORPORATION, in its individual capacity

By:    /s/ Paul Mayer
Name: Paul Mayer
Title: Senior Vice President

BULL RUN 1 LLC, as Securitization Buyer and Conduit Buyer

By:    /s/ Leo Subler
Name: Leo Subler
Title: Vice President

SLM EDUCATION CREDIT FINANCE CORPORATION, as successor Sponsor

By:    /s/ Stephen J. O’Connell
Name: Stephen J. O’Connell
Title: Vice President

SALLIE MAE, INC., as successor Subservicer, successor Sub-Administrator and successor SPV Administrator

By:    /s/ Paul Mayer
Name: Paul Mayer
Title: Senior Vice President

Appendix A

DEFINITIONS

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“2004-1 Trust” means SLC Student Loan Trust 2004-1, a Delaware statutory trust.

“2005-1 Trust” means SLC Student Loan Trust 2005-1, a Delaware statutory trust.

“2005-2 Trust” means SLC Student Loan Trust 2005-2, a Delaware statutory trust.

“2005-3 Trust” means SLC Student Loan Trust 2005-3, a Delaware statutory trust.

“2006-1 Trust” means SLC Student Loan Trust 2006-1, a Delaware statutory trust.

“2006-2 Trust” means SLC Student Loan Trust 2006-2, a Delaware statutory trust.

“2007-1 Trust” means SLC Student Loan Trust 2007-1, a Delaware statutory trust.

“2007-2 Trust” means SLC Student Loan Trust 2007-2, a Delaware statutory trust.

“2008-1 Trust” means SLC Student Loan Trust 2008-1, a Delaware statutory trust.

“2008-2 Trust” means SLC Student Loan Trust 2008-2, a Delaware statutory trust.

“2009-1 Trust” means SLC Student Loan Trust 2009-1, a Delaware statutory trust.

“2009-2 Trust” means SLC Student Loan Trust 2009-2, a Delaware statutory trust.

“2009-3 Trust” means SLC Student Loan Trust 2009-3, a Delaware statutory trust.

“2010-1 Trust” means SLC Student Loan Trust 2010-1, a Delaware statutory trust.

“Accession Agreement” has the meaning given to such term in Section 2.2 of this Agreement.

“Acquired Assets” means the Trust Certificates, the membership interest in the Funding Note Issuer and all contracts that are to be assigned to the applicable Buyer or its Affiliates at Closing pursuant to the terms of this Agreement as listed in Schedule C.

“Administration Services Agreement” has the meaning given to such term in Schedule 3.3(a)(iii) of this Agreement.

“Administrator” means the Seller in its capacity as Administrator under the Securitization Administration Agreement and its permitted successors and assigns in such capacity.

“Affiliate” means, with respect to a Person, a person who, directly or indirectly, through one or more intermediaries Controls, is Controlled by, or is under common Control with, such specified person.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Alternate Superior Proposal” has the meaning set forth in Section 10.4(l) of this Agreement.

“Applicable Float” means:

(i)           if the Closing occurs on or before December 31, 2010, $0;

(ii)           if the Closing occurs on or after January 1, 2011 and before April 1, 2011, an amount equal to the interest on the Unadjusted Purchase Price for the period from and including January 1, 2011 to the day prior to the Closing Date, calculated at the Float Amount Rate; and

(iii)           if the Closing occurs on or after April 1, 2011, an amount equal to the interest on the Unadjusted Purchase Price for the period from and including April 1, 2011 to the day prior to the Closing Date, calculated at the Float Amount Rate.

“Applicable Loans” has the meaning given to such term in Section 7.2(i) of this Agreement.

“Applicable Measuring Date” means:

(i)           if the Closing occurs on or prior to December 31, 2010:  November 30, 2010 for purposes of the calculation of the Estimated Certificate Purchase Price pursuant to Section 2.1(a) and the Estimated Conduit Purchase Price pursuant to Section 4.1(a); and December 31, 2010 for purposes of the calculation of the Closing Certificate Purchase Price pursuant to Section 2.1(e) and Closing Conduit Purchase Price pursuant to Section 4.1(d);

(ii)           if the Closing occurs on or after January 1, 2011 and before April 1, 2011:  December 31, 2010; and

(iii)           if the Closing occurs on or after April 1, 2011:  March 31, 2011;

provided, that for purposes of the Estimated Certificate Purchase Price calculated pursuant to Section 2.1(a) or the Estimated Conduit Purchase Price calculated pursuant to Section 4.1(a), the “Applicable Measuring Date” may instead refer to the preceding month end under the circumstances set forth in those Sections.

“Applicable Negative Float” means if the Closing occurs on or before December 31, 2010, an amount equal to the interest on the Unadjusted Purchase Price for the period from and including the Closing Date to and including December 31, 2010, calculated at the Float Amount Rate.

“Arbitration Firm” has the meaning given to such term in Section 2.1(e) of this Agreement.

“Assigned Contracts” means the contracts set forth on Schedule C.

“Assumption of Obligations of the Seller under Master Terms Purchase Agreements” has the meaning given to such term in Section 3.5 of this Agreement.

“Bill of Sale” means a Securitization Bill of Sale or a Conduit Bill of Sale.

“Board of Directors of the Seller” means the board of directors of the Seller.

“Borrower” means the obligor on a Student Loan or Financed Student Loan.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in the State of New York are authorized or obligated to be closed.

“Buyer” means each of the Securitization Buyer, the Conduit Buyer and Buyer Parent.

“Buyer Assumed Obligations” means payment obligations under the Funding Note with respect to amounts due after the Closing and all other obligations required to be performed after the Closing by the Funding Note Issuer under the documents set forth on Exhibit 5(a), but excluding) any failure to perform any obligations prior to Closing and any obligations relating to breaches of these agreements occurring or resulting from events originating pre-Closing.

“Buyer Disclosure Schedule” means the Buyer Disclosure Schedule attached as Schedule A to this Agreement.

“Buyer Entity” has the meaning set forth in the Preamble of this Agreement.

“Buyer Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence, that, individually or in the aggregate, has had or would reasonably be expected to prevent or materially delay or materially impair the ability of Buyer or any of its Subsidiaries to consummate any of the Transactions or to perform any of their obligations under any of the Transaction Documents, other than any event, change, effect, development, state of facts, condition or circumstance proximately relating to, resulting from or arising out of any action required by the Transaction Documents, or at the direction of Seller.

“Buyer Parent” has the meaning given to such term in the Preamble.

“Buyer Party” means each of SLM Corporation, Bull Run I LLC, as Securitization Buyer and Conduit Buyer, SLM Education Credit Finance Corporation, as successor Sponsor, and Sallie Mae, Inc., as successor Subservicer, successor Sub-Administrator and successor SPV Administrator.

“Buyer Satisfaction Certificate” means a certificate executed and delivered by Buyer Parent, substantially in the form attached as Exhibit 9.3 to this Agreement.

“Buyer/Seller Release” has the meaning given to such term in Section 12.2 of this Agreement.

“Buyer Subsidiary” has the meaning set forth in the Preamble of this Agreement.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Stock” means any and all shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations, preferred interests, equity interests of or in a corporation, partnership, limited liability company or other legal entity, whether voting or non-voting.

“CBNA” has the meaning set forth in the Preamble of this Agreement.

“CBNA Transaction” has the meaning given to such term in the Recitals of this Agreement.

“CBNA Transaction Agreement” has the meaning given to such term in the Recitals of this Agreement.

“Certificate Distribution Amount” means:

(i)           if the Closing occurs on or before December 31, 2010, $0;

(ii)           if the Closing occurs on or after January 1, 2011 and before April 1, 2011, for purposes of Section 2.1, the total amount of distributions to holders of the Trust Certificates acquired by the Securitization Buyer on or after January 1, 2011 and prior to the Closing Date; and

(iii)           if the Closing occurs on or after April 1, 2011, for purposes of Section 2.1, the total amount of distributions to holders of the Trust Certificates acquired by the Securitization Buyer on or after April 1, 2011 and prior to the Closing Date.

“Certificate Purchase Price” means, with respect to the Trust Certificates and as of a specified date, the sum of:

(i)           the Net Trust Assets Acquired for such Trust Certificates as of the Applicable Measuring Date times 119%;

(ii)           if the Closing occurs on or after January 1, 2011, minus the Certificate Distribution Amount;

(iii)           if the Closing occurs on or after January 1, 2011, plus the Applicable Float; and

(iv)           if the Closing occurs on or before December 31, 2010, minus the Applicable Negative Float.

For purposes of the foregoing definition:  (i) “Net Trust Assets Acquired” means for the Trust Certificates the sum of the aggregate gross Principal Balance of the Trust Student Loans (disregarding any unamortized premium and loan loss reserves) plus the aggregate accrued interest receivable of the Trust Student Loans plus the aggregate Designated Trust Cash Items minus the following items: the aggregate outstanding Principal Amount of the Securitization Notes and accrued and unpaid interest thereon, any liabilities with respect to any foreign currency hedging agreements, any accrued servicing fees payable by the Securitization Trusts to the Seller or its Affiliates, accrued interest on B-notes and the accrued borrower benefit principal reduction and Department of Education fees due to the Seller or its Affiliates, and any other liabilities of the Trust that, in accordance with GAAP would be required to be reflected on a balance sheet of the applicable Securitization Trust as of the Applicable Measuring Date, in each case calculated as of the Applicable Measuring Date on a basis consistent with the Model Purchase Price Calculation; and (ii) “Designated Trust Cash Items” means with respect to the Trust Certificates, the sum of Securitization Restricted Cash of the Securitization Trusts (including the collection, reserve and capitalized interest accounts), the aggregate accrued cash applied but not yet received by the Securitization Trusts from the Seller and its Affiliates and the aggregate fees due from Guarantors or the Department of Education for cancelled loans and the total prepaid expenses of the Securitization Trusts, in each case calculated as of the Applicable Measuring Date on a basis consistent with the Model Purchase Price Calculation.

“Change of Recommendation” has the meaning given to such term in Section 10.4(d) of this Agreement.

“Closing” has the meaning given to such term in Section 8.1(a) of this Agreement.

“Closing Certificate Purchase Price” means the final Certificate Purchase Price based upon the Schedule of Trust Student Loans determined as of the Applicable Measuring Date, pursuant to Section 2.1(a).

“Closing Conduit Purchase Price” means the final Conduit Purchase Price based upon the Schedule of Financed Student Loans determined as of the Applicable Measuring Date, pursuant to Section 4.1(d).

“Closing Date” has the meaning given to such term in Section 8.1(a) of this Agreement.

“Commitment Date” has the meaning set forth in the Preamble.

“Competing Proposal” has the meaning given to such term in Section 10.4(i) of this Agreement.

“Conduit Administrator” means The Bank of New York Mellon, a New York banking corporation, in its capacity as administrator to the Conduit Program.

“Conduit Arbitration Firm” has the meaning given to such term in Section 4.1(d) of this Agreement.

“Conduit Bill of Sale” means a bill of sale between the Seller and the Conduit Buyer, substantially in the form of Exhibit 4.4 to this Agreement or such other form as is acceptable to such parties, pursuant to which the Seller will sell the entire Membership Interest in the Funding Note Issuer in consideration for the Conduit Purchase Price.

“Conduit Buyer” means Bull Run 1 LLC a Delaware limited liability company.

“Conduit Distribution Amount” means:

(i)           if the Closing occurs on or before December 31, 2010, $0;

(ii)           if the Closing occurs on or after January 1, 2011 and before April 1, 2011, for purposes of Section 4.1 the total amount of distributions by the Funding Note Issuer on or after January 1, 2011 and prior to the Closing Date; and

(iii)           if the Closing occurs on or after April 1, 2011, for purposes of Section 4.1 the total amount of distributions by the Funding Note Issuer on or after April 1, 2011 and prior to the Closing Date.

“Conduit Eligible Lender Trust Agreement” means the Eligible Lender Trust Agreement, dated as of May 14, 2009 between Funding Note Issuer as the Funding Note Issuer, and CBNA, not in its individual capacity but solely as the Eligible Lender Trustee on behalf, and for the benefit, of the Funding Note Issuer.

“Conduit Eligible Lender Trustee” means CBNA, in its capacity as eligible lender trustee for the benefit of the Funding Note Issuer, pursuant to the Conduit Eligible Lender Trust Agreement.

“Conduit Lender” means Straight-A Funding, LLC, a limited liability company organized under the laws of the State of Delaware.

“Conduit Manager” means BMO Capital Markets Corp. and its successor and assigns, in its capacity as Manager pursuant to the Funding Note Purchase Agreement.

“Conduit Mutual Release” has the meaning given to such term in the Recitals of this Agreement.

“Conduit Program” means the loan facility provided by the Conduit Lender to the Funding Note Issuer and to other borrowers.

“Conduit Purchase Price” means the purchase price for the sale to the Conduit Buyer of the entire Membership Interest in the Funding Note Issuer pursuant to this Agreement and the Conduit Bill of Sale, which shall be equal to the sum of:

(i)           the Net Conduit Assets Acquired as of the Applicable Measuring Date times 119%;

(ii)           minus the total amount of principal and interest outstanding at Closing under the Subordinated Credit Agreement;

(iii)           if the Closing occurs on or after January 1, 2011, plus the Applicable Float; and

(iv)           if the Closing occurs on or before December 31, 2010, minus the Applicable Negative Float.

For purposes of this definition:  (i) “Net Conduit Assets Acquired” means the sum of the aggregate gross Principal Balance of the Financed Student Loans (disregarding any unamortized premium and loss reserves), plus the aggregate accrued interest receivable of the Financed Student Loans, plus the aggregate Designated Conduit Cash Items, minus the following items: the outstanding principal of the Funding Note, (excluding unamortized bond discount balances), the outstanding Ratable Financing Costs, any accrued servicing fee payable by the Funding Note Issuer to the Seller or its Affiliates, accrued borrower benefit principal reduction and Department of Education fees due to the Seller or its Affiliates and any other liabilities of the Funding Note Issuer that in accordance with GAAP would be required to be reflected on a balance sheet of the Funding Note Issuer prepared as of the Applicable Measuring Date, in each case calculated as of the Applicable Measuring Date on a basis consistent with the Model Purchase Price Calculation; and (ii) “Designated Conduit Cash Items” means with respect to the Funding Note Issuer, the sum of Conduit Restricted Cash (including the collection, reserve and capitalized interest accounts), the aggregate cash applied but not received from the Seller or its Affiliates, the aggregate fees due to the Funding Note Issuer from Guarantors or the Department of Education for cancelled loans and any prepaid expenses of the Funding Note Issuer, in each case calculated as of the Applicable Measuring Date on a basis consistent with the Model Purchase Price Calculation.

“Conduit Replacement Subservicing Agreement” has the meaning given to such term in Section 5.2 of this Agreement.

“Conduit Restricted Cash” means all cash and investments held from time to time in any Trust Account (as defined in the Funding Note Purchase Agreement) whether in the form of deposit accounts, physical property, book-entry securities, uncertificated securities or otherwise.

“Conduit Servicing Agreement” means the Servicing Agreement, dated as of May 14, 2009, by and among the Funding Note Issuer, CBNA, as the Eligible Lender Trustee, the Conduit Administrator, the Conduit Lender and the Seller, as Master Servicer, together with the Supplemental Servicing Agreement thereto dated as of May 14, 2009 by and among the Seller, as the Master Servicer, the Funding Note Issuer, CBNA, as the Eligible Lender Trustee and the SPV Administrator.

“Conduit Student Loan Purchase Agreement” means the Student Loan Purchase Agreement, dated as of May 14, 2009, among The Student Loan Corporation, as seller, the Seller Eligible Lender Trustee, the Funding Note Issuer and CBNA, not in its individual capacity but solely as the Eligible Lender Trustee for the benefit of the Funding Note Issuer and its assigns.

“Conduit Subservicing Agreement” means the Servicing Agreement dated as of May 14, 2009 by and among the Funding Note Issuer, CSD, as subservicer and the Seller as Master Servicer, together with the Conduit Replacement Servicing Agreement incorporated therein.

“Confidentiality Agreement” has the meaning given to such term in Section 10.6(b) of this Agreement.

“Consolidation Loan” means a loan made pursuant to and in full compliance with Section 428C of the Higher Education Act.

“Control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“CSD” has the meaning set forth in the Preamble of this Agreement.

“Custodian” means CSD either (i) as custodian under the Securitization Custody Agreements or (ii) as subcustodian on behalf of the Servicer pursuant to the Conduit Servicing Agreement and the Conduit Subservicing Agreement, as applicable.

“Data Room” means the electronic online data room maintained by IntraLinks, Inc. for purposes of the Transaction under the name “Project Lesson”.

“Data Tape” has the meaning given to such term in Section 7.2(n) of this Agreement.

“Delinquent” means, for any Student Loan, the period in which any payment of principal or interest due on such Student Loan is overdue (after giving effect to all grace, forbearance and deferment periods).

“Department Form Agreements” has the meaning given to such term in Section 5.1 of this Agreement.

“Department of Education” or “Department” means the United States Department of Education, or, solely for purposes of the Funding Note Purchase Agreement, any official of the Department of Education duly authorized to perform any function with respect to the transactions under the Department Put Agreement or the other transaction documents under the Conduit Program.

“Depositor” means, with respect to the Securitization Trusts and the Private Securitization Trust, SLC Student Loan Receivables I, Inc., a Delaware corporation.

“Depositor Agreement” has the meaning given to such term in ARTICLE VI of this Agreement.

“Depositor Eligible Lender Trustee” means CBNA, in its capacity as eligible lender trustee for the benefit of the Depositor, pursuant to the Depositor Eligible Lender Trust Agreement.

“Depositor Eligible Lender Trust Agreement” means, with respect to each Securitization Transaction, the eligible lender trust agreement between the Depositor and the Depositor Eligible Lender Trustee, as amended or modified from time to time.

“Depositor SEC Reports” has the meaning given to such term in Section 7.2(u)(v) of this Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Date” has the meaning given to such term in Section 7.2(w) of this Agreement.

“Eligible Lender Trust Agreement” means the Trust Agreement, dated as of August 30, 2003, between SLC, as the grantor thereunder, and CBNA, not in its individual capacity but solely in its capacity as the trustee thereunder, relating to FFELP Loans, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Eligible Lender Trustee” means a corporation or banking association qualifying as an “eligible lender” as such term is defined in Section 435(d) of the Higher Education Act for purposes of holding legal title to Student Loans, which meets all other requirements for an Eligible Lender Trustee under the terms of the applicable Transaction Document and which is authorized to execute corporate trust powers and hold legal title to Student Loans.

“Estimated Certificate Purchase Price” means the estimated Certificate Purchase Price based upon the Schedule of Trust Student Loans and related calculations determined as of the Applicable Measuring Date pursuant to Section 2.1(a).

“Estimated Conduit Purchase Price” means the estimated Conduit Purchase Price based upon the Schedule of Financed Student Loans and related calculations determined as of the Applicable Measuring Date, pursuant to Section 4.1(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Proxy Statement, the filing of any required notices under Laws, or in connection with regulatory approvals, and all other matters related to the Transaction Documents and other transactions contemplated hereby.

“FFELP” means the U.S. Federal Family Education Loan Program.

“FFELP Loan” means a U.S. federally-insured student loan that has been authorized to be made or held by the Seller as the beneficiary of a student loan trust as part of the FFELP and authorized by the Higher Education Act of 1965, as amended, or the Health Education Assistance Loan Program, as amended, including a Stafford, PLUS, Consolidation or HEAL student loan.

“Financed Student Loan” means a Student Loan sold to the Funding Note Issuer.

“Float Amount Rate” equals the per annum rate of 1%.

“Funding Note” means the note evidencing the loans made by the Conduit Lender to the Funding Note Issuer.

“Funding Note Issuer” has the meaning given to such term in the Recitals of this Agreement.

“Funding Note Purchase Agreement” means the Funding Note Purchase Agreement, by and among Straight-A Funding, LLC, as the Conduit Lender, Funding Note Issuer, as the Funding Note Issuer, CBNA, as the Conduit Eligible Lender Trustee, The Bank of New York Mellon, as the Conduit Administrator, the Securities Intermediary and the Conduit Lender Eligible Lender Trustee, The Student Loan Corporation , as the SPV Administrator, the Sponsor and the Master Servicer and the Conduit Manager, dated as of May 14, 2009.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee Agreement” means any agreement between any Guarantor and the Student Loan Corporation Eligible Lender Trustee on behalf of either a Securitization Trust, the Depositor, The Student Loan Corporation, or the Funding Note Issuer providing for the payment by the Guarantor of amounts authorized to be paid pursuant to the Higher Education Act to holders of qualifying Student Loans guaranteed in accordance with the Higher Education Act by such Guarantor.

“Guarantor” means any FFELP guaranty agency with which the applicable The Student Loan Corporation, Eligible Lender Trustee or the Funding Note Issuer has in place a Guarantee Agreement, and which guarantor is reinsured by the Department of Education for a percentage of claims paid for a given federal fiscal year.

“Higher Education Act” means the Higher Education Act of 1965, 20 U.S.C. Section 1001 et seq., as amended or supplemented from time to time, and all regulations and guidelines promulgated thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnification Agreement” has the meaning given to such term in the Recitals of this Agreement.

“Indenture Administrator” means the “Indenture Administrator” under the Securitization Indentures.

“Initial Cutoff Date” has the meaning given to such term in Section 2.1(a) of this Agreement.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” means, with respect to the Seller, the actual knowledge of Michael J. Reardon, Joe Guage, Irene Hendricks, Patty Morris, John Vidovich, Janice Stiles, Anupam Agarwal, Christine Homer, Beth Reitzel and Janis Turner.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, rules, regulations, requirements or Orders promulgated by any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit, arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing.

“Loan File” means, with respect to a FFELP Loan, the file containing all current, relevant information pertaining to such FFELP Loan.

“Loan Transmittal Summary Form” means the form attached to a bill of sale with respect to a Securitization Master Terms Purchase Agreement or Securitization Master Terms Sale Agreement, which lists, by Borrower, each Student Loan sold pursuant to such bill of sale.

“Makewhole and Participation Agreement” has the meaning given to such term in Section 3.6 of this Agreement.

“Member” means the sole member of the Funding Note Issuer under the limited liability company agreement of the Funding Note Issuer.

“Membership Interest” means the entire limited liability company interest of the Seller as member in Funding Note Issuer, including the Seller’s right to any and all benefits to which it is entitled as provided in the limited liability company agreement of Funding Note Issuer, together with the obligations of the Seller as member to comply with all the terms and provisions of such limited liability company agreement.

“Merger Buyer” has the meaning set forth in the Recitals of this Agreement.

“Merger Transaction” has the meaning given to such term in the Recitals of this Agreement.

“Merger Transaction Agreement” has the meaning given to such term in the Recitals of this Agreement.

“Model Purchase Price Calculation” has the meaning given to such term in Section 2.1(a).

“Note” means a note evidencing a Student Loan.

“Noteholder” means the holder of a Securitization Note.

“Notice of a Proposed Change of Recommendation” has the meaning set forth in Section 10.4(e) of this Agreement.

“Notice of Superior Proposal” has the meaning set forth in Section 10.4(e) of this Agreement.

“Omnibus Credit Agreement” means the Amended & Restated Omnibus Credit Agreement, dated as of January 29, 2010, as amended by the Amendment No. 1 thereto, dated as of February 11, 2010 by and among (i) the Seller, as borrower, (ii) CBNA, as lender, (iii) CBNA, in its separate capacity as the trustee under the trust agreement identified therein and (iv) the non-securitization Subsidiaries of the Seller that may become parties thereto from time to time, as the same may be further amended or otherwise modified from time to time in accordance with the terms thereof.

“Omnibus Lender” means CBNA, in its capacity as the lender under the Omnibus Credit Agreement and its permitted successors and assigns in such capacity.

“Omnibus Loan” means a loan to the Seller that is subject to the terms and conditions of the Omnibus Credit Agreement.

“Opinion of Counsel” means a written opinion of counsel meeting the requirements specified in the related Transaction Document.

“Order” means any decree, order, writ, judgment, stipulation, award, injunction, temporary restraining order or other order in any suit or proceeding by any Governmental Authority.

“Owner Trustee” means Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as owner trustee under the Securitization Trust Agreements, and its permitted successors and assigns in such capacity.

“Partial Release of Security Interest” means the agreement substantially in the form set forth in Exhibit 2.5 of this Agreement.

“Payment Cutoff Date” means, with respect to a Securitization Trust, a “Payment Cutoff Date,” as defined in the Securitization Master Terms Purchase Agreement.

“Permitted Change of Recommendation” has the meaning given to such term in Section 10.4(e) of this Agreement.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, association unincorporated association, joint venture or other entity or a Governmental Authority.

“Portfolio” means, with respect to a Securitization Trust, the Trust Student Loans reinsured under Title IV of the Higher Education Act and made to persons for post-secondary education at eligible institutions acquired from time to time by the Securitization Eligible Lender Trustee on behalf of the Securitization Trust.

“Principal Amount” means, with respect to a Securitization Note, the outstanding principal balance of such Securitization Note (excluding unamortized bond discount balances).

“Principal Balance” means, with respect to a Student Loan, the outstanding principal balance of such student loan (disregarding any unauthorized premium and loan loss reserves), plus accrued interest expected to be capitalized (if any) but excluding any amounts already included in the aggregate accrued interest receivable balance of the Trust Student Loans.

“Private Securitization Basic Document” means any document that is a “Basic Document” as defined in the indenture pursuant to which any Private Securitization Trust has issued securitization notes.

“Private Securitization Servicing Agreement” means, with respect to each Private Securitization Trust, the servicing agreement entered into between the Seller, as the Servicer and as the Administrator, and the Private Securitization Trust, as the same may be amended from time to time.

“Private Securitization Trust” means each of SLC Private Student Loan Trust 2006-A, SLC Private Student Loan Trust 2009-A, SLC Private Student Loan Trust 2010-A or SLC Private Student Loan Trust 2010-B.

“Proxy Statement” has the meaning given to such term in Section 10.2(a) of this Agreement.

“Purchase Agreement” means, with respect to a Securitization Trust, the Purchase Agreement entered into between the Seller and the Depositor pursuant to which Student Loans are sold from the Seller to the Depositor, in accordance with the Securitization Master Terms Purchase Agreement for that Securitization Trust.

“Qualifying Transaction” means any transaction contemplated by a Competing Proposal, except the references therein to “15%” in each of clause (A), (B) and (C) of the definition of Competing Proposal shall be replaced by “50%” and the reference in clause (i) thereof to the “Acquired Assets” shall be replaced by the phrase “all assets of the Seller”; provided, however, that the Related Transactions shall not constitute Qualifying Transactions.

“Ratable Financing Costs” has the meaning given to such term in the Funding Note Purchase Agreement.

“Rating Agencies” means a nationally recognized statistical rating organization or other comparable Person rating the Securitization Notes in accordance with the applicable Securitization Indentures.

“Related Transaction Documents” mean, collectively, (i) the CBNA Transaction Agreement, (ii) the Merger Transaction Agreement and (iii) in each case, ancillary agreements attached thereto or delivered thereunder or in connection therewith.

“Related Transactions” means, together, the CBNA Transaction and the Merger Transaction.

“Replacement Subservicing Agreements” has the meaning given to such term in Section 3.4(a) of this Agreement.

“Representatives” has the meaning given to such term in Section 10.4(a) of this Agreement.

“Schedule of Financed Student Loans” means the schedule or file identifying the Financed Student Loans and containing data related to such Financed Student Loans.

“Schedule of Trust Student Loans” means the schedule or file identifying the Trust Student Loans and containing data related to such Trust Student Loans.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary” means the Secretary of Education, and includes any official of the Department duly authorized to perform any function with respect to the transactions under the Conduit Program.

“Securitization Administration Agreement” means, with respect to each Securitization Trust, the Administration Agreement entered into between a Securitization Trust, the Depositor, and the Seller, in its capacity as Administrator, and, if applicable, the Seller, in its capacity as Servicer, as the same may be amended or otherwise modified from time to time in accordance with the terms thereof.

“Securitization Basic Documents” means, with respect to each Securitization Trust, the applicable Basic Documents as defined under the Securitization Indenture, as the same may be amended or otherwise modified from time to time in accordance with the terms thereof.

“Securitization Buyer” means Bull Run 1 LLC, a Delaware limited liability company.

“Securitization Closing Date” means, with respect to each Securitization Trust, the applicable closing date under the Securitization Indenture.

“Securitization Custody Agreement” means a Custody Agreement entered into between each Securitization Trust, the Securitization Eligible Lender Trustee, the Securitization Indenture Trustee, the Seller, as the Servicer, and CSD, as custodian, for a Securitization Trust, as the same may be amended or otherwise modified from time to time in accordance with the terms thereof.

“Securitization Cutoff Date” means, with respect to each Securitization Trust, the applicable cutoff date under the Securitization Indenture.

“Securitization Eligible Lender Trust Agreement” means, with respect to each Securitization Transaction, the eligible lender trust agreement between the related Securitization Trust and the Securitization Eligible Lender Trustee, as amended or modified form time to time.

“Securitization Eligible Lender Trustee” means CBNA, in its capacity as eligible lender trustee on behalf of each Securitization Trust pursuant to the applicable Securitization Eligible Lender Trust Agreement.

“Securitization Eligible Loan” means a Student Loan that was sold by the Seller to the Depositor and sold by the Depositor to a Securitization Trust, which as of the applicable Securitization Cutoff Date, or for a Student Loan that was substituted by the Seller and the Depositor after the Securitization Closing Date, which as of the applicable cutoff date, or in the case of a Purchase Agreement entered into after the applicable Securitization Closing Date, which as of the related purchase date by the Depositor, was current or no more Delinquent than permitted under such Securitization Master Terms Purchase Agreement in payment of principal or interest and which met the following criteria as of the Securitization Cutoff Date, or in the case of any Student Loan substituted after the applicable Securitization Closing Date, as of the applicable cutoff date by the Depositor:

(a)           (i)   with respect to the 2008-2 Trust and the 2009-1 Trust, was a Stafford Loan or a Plus Loan, and not a Consolidation Loan, (ii) with respect to the 2010-1 Trust, was a Consolidation Loan, Stafford Loan, PLUS Loan or SLS Loan and (iii) with respect to each other Securitization Trust not described in clauses (i) and (ii), was a Consolidation Loan;

(b)           was owned by the Seller, and was fully disbursed;

(c)           was guaranteed as to principal and interest by the applicable Guarantor to the maximum extent permitted by the Higher Education Act for such Student Loan, and such Guarantor was, in turn, reinsured by the Department of Education in accordance with the Higher Education Act;

(d)           bore interest at a stated rate of not more than the maximum rate permitted under the Higher Education Act for such Loan;

(e)           was eligible for the payment of the quarterly special allowance at the three month financial commercial paper rate or the 91-day treasury bill rate, as applicable;

(f)           if not in repayment status, was eligible for the payment of interest benefits by the Secretary or, if not so eligible, was a Student Loan for which interest either was billed quarterly to Borrower or deferred until commencement of the repayment period, in which case such accrued interest would be subject to capitalization to the full extent permitted by the applicable Guarantor;

(g)           contained terms in accordance with those required by FFELP, the applicable Guarantee Agreement and other applicable requirements, and, with respect to the 2004-1 Trust, 2005-1 Trust, 2005-2 Trust, 2005-3 Trust and 2006-1 Trust, was more than 180 days past the final disbursement;

(h)           did not have a borrower who was noted in the related records of the Servicer as being currently involved in a bankruptcy proceeding, and, with respect to the 2007-2 Trust, 2008-1 Trust, 2008-2 Trust and 2009-1 Trust, had a date of first disbursement prior to October 1, 2007;

(i)           was supported by the following documentation:

(1)	a loan application, and any supplement thereto,

(2)
an original promissory note and any addendum thereto (or a certified copy thereof if more than one loan was represented by a single promissory note and all loans so represented were not being sold) or the electronic records evidencing the same,

(3)	evidence of guarantee,

(4)	any other document and/or record which the Seller may have been required to retain pursuant to the Higher Education Act,

(5)
if applicable, payment history (or similar document) including (i) an indication of the Principal Balance and the date through which interest had been paid, each as of the applicable Securitization Cutoff Date, or, in the case of any Loan substituted after the applicable Securitization Closing Date, as of the related Purchase Date (as defined therein) and (ii) an accounting of the allocation of all payments by the Borrower or on the Borrower’s behalf to principal and interest on the Student Loan,

(6)	if applicable, documentation which supported periods of current or past deferment or past forbearance,

(7)
if applicable, a collection history, if the Loan was ever in a delinquent status, including detailed summaries of contacts and including the addresses or telephone numbers used in contacting or attempting to contact Borrower and any endorser and, if required by the Guarantor, copies of all letters and other correspondence relating to due diligence processing,

(8)	if applicable, evidence of all requests for skip-tracing assistance and current address of Borrower, if located,

(9)	if applicable, evidence of requests for pre-claims assistance, and evidence that the Borrower’s school(s) had been notified, and

(10)	if applicable, a record of any event resulting in a change to or confirmation of any data in the Loan File.

“Securitization Indenture” means, with respect to each Securitization Trust, the indenture pursuant to which the Securitization Trust has issued Securitization Notes, as amended or supplemented from time to time.

“Securitization Indenture Trustee” means U.S. Bank National Association, a national banking association, in its capacity as the indenture trustee under each Securitization Indenture, and its permitted successors and assigns in such capacity.

“Securitization Master Terms Purchase Agreement” means, with respect to each Securitization Trust, the purchase agreement entered into by and among the Seller, the Depositor and an Eligible Lender Trustee pursuant to which the Student Loans to be deposited into the Securitization Trust are sold from the Seller to the Depositor, as the same may be amended or otherwise modified from time to time in accordance with the terms thereof.

“Securitization Master Terms Sale Agreement” means, with respect to each Securitization Trust, the Master Terms Sale Agreement entered into by and among the Depositor, the Securitization Trust and an Eligible Lender Trustee pursuant to which Student Loans are sold by the Depositor to the Securitization Trust, as the same may be amended or otherwise modified from time to time in accordance with the terms thereof.

“Securitization Note” means a note issued by the related Securitization Trust.

“Securitization Restricted Cash” means, with respect to each Securitization Trust, all cash and investments held from time to time in any Trust Account (as defined in the applicable Securitization Administration Agreement) whether in the form of deposit accounts, physical property, book-entry securities, uncertificated securities or otherwise.

“Securitization Servicing Agreement” means, with respect to each Securitization Trust, the servicing agreement entered into between the Seller, as the Servicer and as the Administrator, and the Securitization Trust, as the same may be amended or otherwise modified from time to time in accordance with the terms thereof.

“Securitization Subservicing Agreement” means, with respect to each Securitization Trust, the Subservicing Agreement entered into between the Seller, as the Servicer, and CSD, as the same may be amended or otherwise modified from time to time in accordance with the terms thereof.

“Securitization Transaction” has the meaning given to such term in Section 7.2(l)(i) of this Agreement.

“Securitization Trust” means the 2004-1 Trust, the 2005-1 Trust, the 2005-2 Trust, the 2005-3 Trust, the 2006-1 Trust, the 2006-2 Trust, the 2007-1 Trust, the 2007-2 Trust, the 2008-1 Trust, the 2008-2 Trust, the 2009-1 Trust, the 2009-2 Trust or the 2009-3 Trust as the context requires.

“Securitization Trust Agreement” means, with respect to each Securitization Trust, the Trust Agreement entered into by and between the Depositor and the Owner Trustee, as the same may be amended or otherwise modified from time to time in accordance with the terms thereof.

“Seller” means The Student Loan Corporation, a Delaware corporation, in its capacity as the seller under this Agreement.

“Seller Common Stock” means the common stock, par value $0.01 per share, of the Seller.

“Seller Disclosure Schedule” means the Seller Disclosure Schedule attached as Schedule B to this Agreement.

“Seller Eligible Lender Trust Agreement” means the Trust Agreement, dated as of August 30, 2003, between The Student Loan Corporation, as the grantor thereunder, and CBNA, not in its individual capacity but solely in its capacity as the trustee thereunder, relating to FFELP Loans, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Seller Eligible Lender Trustee” means CBNA, in its capacity as eligible lender trustee for the benefit of The Student Loan Corporation pursuant to the Seller Eligible Lender Trust Agreement.

“Seller Intervening Event” has the meaning set forth in Section 10.4(j) of this Agreement.

“Seller Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of the Acquired Assets and Applicable Loans, taken as a whole, or (ii) would reasonably be expected to prevent or materially delay or materially impair the ability of the Seller or any of its Subsidiaries to consummate any of the Transactions or to perform any of their obligations under any of the Transaction Documents, other than any event, change, effect, development, state of facts, condition, or circumstance proximately relating to, resulting from or arising out of (A) changes in general economic or political conditions or the financial, securities or credit markets in general; (B) any events, circumstances, changes or effects that affect the general student loan industry; (C) any changes in Laws (or interpretations thereof) applicable to the Seller or any of the Seller’s Subsidiaries or any of their respective properties or assets (including, for the avoidance of doubt, the Health Care and Education Reconciliation Act of 2010 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010); (D) any changes, after the date hereof, in GAAP (or interpretations thereof); (E) any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, or any earthquakes, hurricanes, tornados or other natural disasters; (F) the negotiation, execution, announcement, consummation or existence of, this Agreement, the Transaction Documents, the Transactions, the Related Transaction Documents or the Related Transactions, including any action or suit arising therefrom or in connection therewith; (G) any change in the trading price of the Seller Common Stock or the failure by the Seller or its Subsidiaries to meet any internal or published projections, forecasts or estimates for any period (it being understood that the events, changes, effects, developments, state of facts, condition, circumstance or occurrence underlying such change or failure that are not otherwise excluded from the definition of Seller Material Adverse Effect may be taken into account in determining whether there has been or would reasonably be expected to be a Seller Material Adverse Effect); or (H) any action taken as required by the Transaction Documents or at the direction of Buyer; provided, however, that any change, effect, event or occurrence referred to in the immediately preceding clauses (A), (B), (C), (D) and (E) shall be taken into account for purposes of determining whether a Seller Material Adverse Effect has occurred only to the extent such change, effect, event or occurrence adversely affects the Seller and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other companies operating in the industries in which the Seller and its Subsidiaries compete (and then only to the extent of the materially disproportionate portion of such effect).

“Seller Party” means each of The Student Loan Corporation, as Seller, Servicer SPV Administrator and Sponsor, CBNA in its individual capacity and as The Student Loan Corporation Eligible Lender Trustee. Omnibus Lender, lender under the Term Loan Agreement and Indenture Administrator, CSD, as subservicer, Sub-Subservicer and Custodian, the Depositor and the Funding Note Issuer.

“Seller Recommendation” has the meaning given to such term in Section 10.3 of this Agreement.

“Seller Satisfaction Certificate” means a certificate executed and delivered by the Seller, substantially in the form of Exhibit 9.2 to this Agreement.

“Seller Stockholder Approval” means the affirmative vote of the holders of at least a majority of the outstanding shares of Seller Common Stock entitled to vote at the Stockholders’ Meeting.

“Seller Termination Fee” means any fee payable by the Seller to Buyer Parent pursuant to Sections 11.3(a), 11.3(b), 11.3(c), 11.3(d) or 11.3(e).

“Servicer” means the Seller in its capacity as Servicer under each Securitization Servicing Agreement, Private Securitization Servicing Agreement or under the Conduit Servicing Agreement, as the context requires, and their respective permitted successors and assigns in such capacity.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as determined in accordance with GAAP, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Committee” means the Special Committee of the Board of Directors of the Seller.

“Sponsor” means the Seller and its successor and assigns in its capacity as the Sponsor under the Funding Note Purchase Agreement.

“SPV Administrator” means the Seller and its successors and assigns in its capacity as the SPV Administrator of the Funding Note Issuer under the Funding Note Purchase Agreement.

“Stockholders’ Meeting” has the meaning given to such term in Section 10.2(a) of this Agreement.

“Student Loan” means an education loan to students and parents of students under the FFELP.

“Sub-Administration Agreements” has the meaning given to such term in Section 3.3(a) of this Agreement.

“Sub-Administrator” has the meaning given to such term in Section 3.3(a)(i) of this Agreement.

“Sub-Sub-Administrator” has the meaning given to such term in Section 3.3(a)(ii) of this Agreement.

“Sub-Subservicer” has the meaning given to such term in Section 3.4(a)(ii) of this Agreement.

“Sub-Subservicing Agreement” has the meaning given to such term in Section 3.4(a)(ii) of this Agreement.

“Subordinated Credit Agreement” means the Subordinated Credit Agreement, dated as of May 14, 2009, together with all amendments and other modifications, if any, between Funding Note Issuer and the Seller, as Lender.

“Subordinated Loan” means a subordinated loan issued under the Subordinated Credit Agreement.

“Subordinated Note Lender” means the Seller in its capacity as lender under the Subordinated Credit Agreement.

“Subordinated Promissory Note” means the note evidencing the Subordinated Loans.

“Subservicer” means CSD, in its capacity as the subservicer under each Securitization Subservicing Agreement, and its successors and assigns in such capacity.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of more than 50% of the outstanding voting stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

“Substitute Merger Transaction” has the meaning given to such term in Section 10.11(a) of this Agreement.

“Superior Proposal” has the meaning given to such term in Section 10.4(g) of this Agreement.

“Superior Proposal Agreement” has the meaning given to such term in Section 10.4(g) of this Agreement.

“Tax” means all taxes, including income, gross receipts, ad valorem, VAT, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, worker’s compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by any Governmental Authority, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Return” means any report, return, declaration, statement or other information required to be supplied to a Governmental Authority in connection with Taxes.

“Term Loan Agreement” means the Term Loan Agreement dated as of the date hereof by and among Bull Run 1 LLC, as Borrower, Buyer Parent, as Guarantor, CBNA, as the Administrative Agent, the Syndicate Agent, the Collateral Agent, and a Lender, and additional lenders that may become a party thereto.

“Termination Date” has the meaning given to such term in Section 11.1(b) of this Agreement.

“Transaction Documents” means this Agreement, the Voting Agreement, the Indemnification Agreement, the Trust Certificates Bill of Sale, the Accession Agreement for Trust Certificates, the Partial Release of Security Interest, the Sub-Administration Agreement, the Sub-Sub-Administration Agreement, the Administration Services Agreement, the Replacement Subservicing Agreement, the Sub-Subservicing Agreement, the Servicing Services Agreement, the Assumption of Obligations of the Seller under Master Terms Purchase Agreements, the Makewhole and Participation Agreement, the Conduit Bill of Sale, the Conduit Mutual Release, the Department Form Agreements, the Conduit Replacement Subservicing Agreement, the Conduit Servicing Services Agreement, the SPV Sub-Administration Agreement, the Conduit Services Agreement, the Depositor Agreement, the Seller Satisfaction Certificate, the Buyer Satisfaction Certificate, the Amended and Restated Confidentiality Agreement, the Buyer/Seller Release and such other documents as may be identified as “Transaction Documents” for purposes of the Agreement by the Seller and the Buyer from time to time and all other agreements and other documents entered into or delivered in connection with such agreements and other documents.

“Transactions” means each of the transactions contemplated by the Transaction Documents.

“Trust Certificate” means, with respect to each Securitization Trust, a certificate evidencing a 100% beneficial interest in such Securitization Trust.

“Trust Certificates Bill of Sale” means a bill of sale between the Seller and the Securitization Buyer, substantially in the form attached as Exhibit 2.1 to this Agreement or such other form as is acceptable to such parties, pursuant to which the Seller will sell the Trust Certificates to the Securitization Buyer in consideration for the Certificate Purchase Price, and which shall reasonably identify the Trust Student Loans.

“Trustee” means CBNA not in its individual capacity, but solely in its capacity as the trustee under the Eligible Lender Trust Agreement and its successors and assigns in such capacity.

“Trust Student Loan” means a Student Loan that has been sold or permissibly transferred to the Securitization Trust by the Depositor or the Servicer and the beneficial ownership of which is still held by such Securitization Trust on the date specified.

“Unadjusted Purchase Price” means either:

(i)           in the case of any calculation pursuant to Section 2.1, the Net Trust Assets Acquired times 119%, less the Certificate Distribution Amount; or

(ii)           in the case of any calculation pursuant to Section 4.1, the Net Conduit Assets Acquired times 119%, less the Conduit Distribution Amount.

“Voting Agreement” has the meaning given to such term in the Recitals of this Agreement.

Appendix B
List of Trust Certificates

Trust Certificate	Ownership Percentage
SLC Student Loan Trust 2004-1	100%
SLC Student Loan Trust 2005-1	100%
SLC Student Loan Trust 2005-2	100%
SLC Student Loan Trust 2005-3	100%
SLC Student Loan Trust 2006-1	100%
SLC Student Loan Trust 2006-2	100%
SLC Student Loan Trust 2007-1	100%
SLC Student Loan Trust 2007-2	100%
SLC Student Loan Trust 2008-1	100%
SLC Student Loan Trust 2008-2	100%
SLC Student Loan Trust 2009-1	100%
SLC Student Loan Trust 2009-2	100%
SLC Student Loan Trust 2009-3	100%

Appendix D
Notices

The address for notices for the Seller is as follows:

The Student Loan Corporation
750 Washington Blvd.
Stamford, Connecticut 06901
Fax: 203-975-6724
Attention:  Chief Executive Officer

with a copy to (which shall not constitute notice):

CID Management

850 Third Ave, 18th Floor
New York, NY 10022
Fax: 212-207-3950
Attention: Rodman L. Drake, Chairman of the Special Committee

and

The Student Loan Corporation
750 Washington Blvd.
Stamford, Connecticut 06901
Fax: 203-975-6724
Attention:  General Counsel

with further copies to (which shall not constitute notice):

Proskauer Rose LLP
1585 Broadway
New York, NY 10036-8299
Fax:  212-969-2900
Attention:        Julie Allen
                          Arnold Jacobs

and

McDermott, Will & Emery LLP
340 Madison Avenue
New York, New York 10173-1922
Fax: 212-547-5444
Attention:       Peter J. Rooney
                         Todd Finger

with a further copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Fax:  212 -735-2000
Attention:       William S. Rubenstein
                          Sean C. Doyle

The address for notices for CBNA, Depositor Eligible Lender Trustee, Conduit Eligible Lender Trustee, Securitization Eligible Lender Trustee, Omnibus Lender and Indenture Administrator is as follows:

Citigroup Inc.
399 Park Avenue
New York, NY  10022
Fax:     212.559.0615
Attention:      Michael S. Zuckert

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Fax:  212 -735-2000
Attention:       William S. Rubenstein
                          Sean C. Doyle

The address for notices for the Buyer Parent and Buyer is as follows:

if to Buyer Parent:

SLM Corporation
12061 Bluemont Way
Reston, VA  20190-5684
Fax:  703-984-6586
Attention:      Mark L. Heleen, Executive Vice President
                        and General Counsel

with copies to (which shall not constitute notice):

Bingham McCutchen LLP
399 Park Avenue
New York, NY  10022-4689
Fax:  212-752-5378
Attention:      Reed D. Auerbach

and

Bingham McCutchen LLP
One Federal Street
Boston, MA  02110
Fax:  617-951-8736
Attention:        John R. Utzschneider

if to Buyer:

Bull Run 1 LLC
12061 Bluemont Way
Reston, VA  20190-5684
Fax:  703-984-6586
Attention:          Mark L. Heleen, Executive Vice President
                            and General Counsel

with copies to (which shall not constitute notice):

Bingham McCutchen LLP
399 Park Avenue
New York, NY  10022-4689
Fax:  212-752-5378
Attention:         Reed D. Auerbach

and

Bingham McCutchen LLP
One Federal Street
Boston, MA  02110
Fax:  617-951-8736
Attention:           John R. Utzschneider

Appendix E

Seller Representations and Warranties with Respect to Trust Student Loans

Except for Student Loans that have been purchased or substituted by the Seller or the Depositor in accordance with the terms of the Securitization Master Terms Sale Agreements or the Securitization Master Terms Purchase Agreements, the Seller represents and warrants as to the Trust Student Loans purchased by the Depositor or substituted by the Seller under the related Purchase Agreement and each Bill of Sale executed pursuant to the Securitization Master Terms Purchase Agreements as of the date of the related Purchase Agreement, or as of the date otherwise noted:

(a)           The Seller, with respect to beneficial ownership, and the Seller Eligible Lender Trustee, for the benefit of the Seller, with respect to record ownership, had good and marketable title to, and was the sole owner of, the Student Loans, free and clear of all security interests, liens, charges, claims, offsets, defenses, counterclaims or encumbrances of any nature and no right of rescission, offsets, defenses or counterclaims had been asserted or threatened with respect to such Trust Student Loans;

(b)           Each Securitization Master Terms Purchase Agreement created a valid and continuing security interest (as defined in the applicable UCC) in the Trust Student Loans sold thereunder in favor of the Depositor Eligible Lender Trustee for the benefit of the Depositor, which security interest was prior to all other security interests, liens, charges, claims, offsets, defenses, counterclaims or encumbrances, and was enforceable as such as against creditors of and purchasers from the Seller;

(c)           Either the Trust Student Loans constituted either “Payment Intangibles” or “Instruments” within the meaning of the applicable UCC, or with respect to the 2004-1 Trust, 2005-1 Trust, 2005-2 Trust, 2005-3 Trust, 2006-1 Trust and 2006-2 Trust, the Trust Student Loans constituted “Accounts” within the meaning of the applicable UCC and were within the coverage of Sections 432(m)(1)(E) and 439(d)(3) of the Higher Education Act;

(d)           The Trust Student Loans were Securitization Eligible Loans and the description of the Trust Student Loans set forth in the related Purchase Agreement and the related Loan Transmittal Summary Form were true and correct;

(e)           The Seller was authorized to sell, assign, transfer, substitute and repurchase the Trust Student Loans; and the sale, assignment and transfer of such Trust Student Loans was or, in the case of a Student Loan repurchase or substitution by the Seller, was made pursuant to and consistent with the laws and regulations under which the Seller operated, and did not violate any decree, judgment or order of any court or agency, or conflict with or result in a breach of any of the terms, conditions or provisions of any agreement or instrument to which the Seller was a party or by which the Seller or its property was bound, or constituted a default (or an event which could constitute a default with the passage of time or notice or both) thereunder;

(f)           The Trust Student Loans were each in full force and effect in accordance with their terms and were legal, valid and binding obligations of the respective Borrowers thereunder subject to no defenses (except the defense of infancy);

(g)           No consents and approvals were required by the terms of the Trust Student Loans for the consummation of the sale of such Trust Student Loans under the related Purchase Agreement to the Depositor Eligible Lender Trustee for the benefit of the Depositor other than those which were obtained;

(h)           As of the applicable Securitization Cutoff Date, or, in the case of any purchase following the applicable Securitization Closing Date, as of the date of the related Purchase Agreement, each Trust Student Loan had been duly made and serviced in accordance with the provisions of the Federal Family Education Loan Program established under the Higher Education Act, and had been duly insured by a Guarantor; as of the Securitization Cutoff Date or, in the case of any purchase following the Securitization Closing Date, as of the date of the related Purchase Agreement, such guarantee was in full force and effect and was freely transferable to the Depositor Eligible Lender Trustee on behalf of the Depositor as an incident to the purchase of each Trust Student Loan; and all premiums due and payable to such Guarantor had been paid in full as of the date of the related Securitization Bill of Sale;

(i)           Any payments on the Trust Student Loans received by the Seller that had been allocated to the reduction of principal and interest on such Trust Student Loans had been allocated on a simple interest basis; the information with respect to the applicable Trust Student Loans as of the Securitization Cutoff Date or, in the case of any substituted Trust Student Loans, the related Payment Cutoff Date, as stated on the related Loan Transmittal Summary Form was materially true and correct;

(j)           Due diligence and reasonable care have been exercised in the making, administering, servicing and collecting on the Trust Student Loans and, with respect to any Trust Student Loan for which repayment terms had been established, all disclosures of information required to be made pursuant to the Higher Education Act had been made;

(k)           All origination fees authorized to be collected pursuant to Section 438 of the Higher Education Act had been paid to the Secretary;

(l)           Each Trust Student Loan had been duly made and serviced in accordance with the provisions of the related program under which such Trust Student Loan was originated and all applicable federal and state laws;

(m)           No Trust Student Loan was more than the number of days Delinquent permitted under the terms of the related Securitization Master Terms Purchase Agreement and no default, breach, violation or event permitting acceleration under the terms of any Trust Student Loan had arisen; and neither the Seller nor any predecessor holder of any Trust Student Loan had waived any of the foregoing other than as permitted by the Securitization Basic Documents;

(n)           Except for Trust Student Loans executed electronically, there was only one original executed copy of the Note evidencing each Trust Student Loan. For Trust Student Loans that were executed electronically, either (i) the Servicer had possession of the electronic records evidencing the Note or (ii) the Seller had agreements with the previous holders or servicers of such Note under which the relevant holder or servicer agreed to hold and maintain the electronic records evidencing the Note, in each case as may have been necessary to enforce the Note or as may have been required by applicable laws regarding electronic chattel paper, including without limitation, any applicable e-sign loans;

(o)           The Notes that constitute or evidence the Trust Student Loans did not have any marks or notations indicating that they had been pledged, assigned or otherwise conveyed to any Person other than the Seller Eligible Lender Trustee on behalf of the Depositor. All financing statements filed against the Seller in favor of the Depositor in connection with the applicable Purchase Agreement describing the Trust Student Loans contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the [Eligible Lender Trustee][secured party]”;

(p)           Other than the security interest granted to the Depositor pursuant to the applicable Securitization Master Terms Purchase Agreement, the Seller had not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Trust Student Loans. The Seller had not authorized the filing of and was not aware of any financing statements against the Seller that included a description of collateral covering the Trust Student Loans other than any financing statement relating to the security interest granted to the Seller Eligible Lender Trustee thereunder or any other security interest that had been terminated. The Seller was not aware of any judgment or Tax lien filings against the Seller;

(q)           No Borrower of a Trust Student Loan as of the applicable Securitization Cutoff Date or, in the case of any substitution following the Securitization Closing Date, as of the date of the related Purchase Agreement, was noted in the related Loan File as being then involved in a bankruptcy proceeding;

(r)           CBNA serves as Eligible Lender Trustee for each Securitization Trust and in that capacity holds legal title to, and is the sole record owner of, each Trust Student Loan, free and clear of all Liens (except those Liens created pursuant to the related Securitization Indenture); and

(s)           The transfer and assignment under the related Purchase Agreement and each Securitization Master Terms Purchase Agreement constituted a valid sale of the Trust Student Loans from the Seller and the Seller Eligible Lender Trustee to the Depositor Eligible Lender Trustee for the benefit of the Depositor and the beneficial interest in and title to such Trust Student Loans would not be part of the Seller’s estate in the event of the bankruptcy of the Seller or the appointment of a receiver with respect to the Seller.  The Seller caused the timely filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect a first priority security interest in the related Trust Student Loans and other collateral granted under the Securitization Basic Documents.

Appendix F

Seller Representations and Warranties with Respect to Financed Student Loans

Except for Financed Student Loans that have been repurchased by the Seller pursuant to Section 6 of the Conduit Student Loan Purchase Agreement or purchased by the Servicer pursuant to the Conduit Servicing Agreement, with respect to each Financed Student Loan as of the related date on which such Financed Student Loan was sold by the Seller to the Funding Note Issuer pursuant to the Conduit Student Loan Purchase Agreement (the “Grant Date”):

(a)           The Seller, with respect to beneficial ownership, and the Seller Eligible Lender Trustee, for the benefit of the Seller, with respect to record ownership, had good and marketable title to, and were the sole owners of, such Financed Student Loan, free and clear of any security interest or lien (other than an interest or lien that was released simultaneously with the transfer of such Financed Student Loan to the Funding Note Issuer (the “Transfer”) pursuant to a Security Release Certification, as defined in the Conduit Student Loan Purchase Agreement), charges, claims, offsets, defenses, counterclaims or encumbrances of any nature (including any circumstances that could have impaired transfer of title to the Student Loans free and clear of the claim of any party) and no right of rescission, offsets, defenses or counterclaims had been asserted or threatened with respect to such Financed Student Loan.  The Transfer of such Financed Student Loan constituted the absolute transfer of all right, title and interests of the Seller with respect to beneficial ownership, and the Seller Eligible Lender Trustee, with respect to record ownership in such Financed Student Loan to the purchaser parties free and clear of any lien or adverse claim.

(b)           Such Financed Student Loan met the requirements under the Conduit Program to be an “Eligible Loan” (as defined in the Funding Note Purchase Agreement), and the description of and information regarding such Financed Student Loan set forth in the related bill of sale, loan transmittal summary form and any loan schedule prepared or delivered in connection with the transfer thereof was true, complete and correct as of the date of the applicable loan schedule.

(c)           The Seller (with respect to beneficial ownership) and the Seller Eligible Lender Trustee (with respect to record ownership) was authorized to Transfer and, to the extent required under the Conduit Student Loan Purchase Agreement, reacquire such Financed Student Loan; and the Transfer of such Financed Student Loan was or, in the case of a reacquisition by the Seller (with respect to beneficial ownership) and the Seller Eligible Lender Trustee (with respect to record ownership), was made pursuant to and consistent with the laws and regulations under which each of the Seller and the Seller Eligible Lender Trustee operated, and did not violate any decree, judgment or order of any court or agency, or conflict with or result in a breach of any of the terms, conditions or provisions of any agreement or instrument to which it was a party or by which it or its property was bound, or constitute a default (or an event which could constitute a default with the passage of time or notice or both) thereunder.

(d)           Such Financed Student Loan was in full force and effect in accordance with its terms and was the legal, valid and binding obligation of the respective Borrower thereunder subject to no defenses.

(e)           Such Financed Student Loan had been duly made and serviced in accordance with the provisions of FFELP and had been duly guaranteed by a Guarantor; the Guarantee Agreement was in full force and effect, and all premiums due and payable to such Guarantor as of the related Grant Date had been paid in full.

(f)           Such Financed Student Loan provided or, when the payment schedule with respect thereto was determined, provided for payments on a periodic basis that fully amortized the Principal Balance thereof by its maturity, as such maturity may have been modified in accordance with any applicable deferral or forbearance periods granted in accordance with applicable laws, including, those of the Higher Education Act or any applicable Guarantee Agreement, as applicable.

(g)           Any payments on such Financed Student Loan received by the Seller that were allocated to the reduction of principal and interest on such Financed Student Loan were, in all material respects, allocated on a simple interest basis.

(h)           Such Financed Student Loan had been duly made and serviced in accordance with all applicable federal, state and local laws.

(i)           Due diligence and reasonable care was exercised in the making, administering, servicing and collecting on such Financed Student Loan and, all disclosures of information required to be made pursuant to the Higher Education Act prior to the related Grant Date had been made.

(j)           The related Borrower was an eligible borrower under the terms of Section 428, 428B or 428H of the Higher Education Act, as applicable.

(k)           All borrower origination and loan fees required by Section 438 of the Higher Education Act had been paid to the Secretary or appropriately reserved by the Seller or Seller Eligible Lender Trustee for payment to the Secretary.

(l)           Such Financed Student Loan was denominated and payable only in United States dollars.

(m)           The transfer and assignment contemplated in the Conduit Student Loan Purchase Agreement constituted a valid transfer of such Financed Student Loan from the Seller with respect to beneficial ownership, and the Seller Eligible Lender Trustee, with respect to record ownership to the purchaser parties, and the beneficial interest in and title to such Financed Student Loan shall not be part of the Seller’s estate in the event of its bankruptcy or the appointment of a receiver with respect to the Seller or Seller Eligible Lender Trustee.

(n)           With respect to the master promissory note related to each Financed Student Loan (the “Promissory Note”), there was only one originally executed Promissory Note evidencing such Financed Student Loan, and such original Promissory Note (or a true and correct copy thereof) was delivered to the designee of the Funding Note Issuer. If a true and exact copy of an original electronic Promissory Note was delivered to the Funding Note Issuer or its designee, the Seller of such Financed Student Loan (or its designee) had possession of such electronic Promissory Note. The related Promissory Note that constituted or evidenced such Financed Student Loan did not have any marks or notations indicating that it had been further pledged, assigned or otherwise conveyed to any Person other than the Funding Note Issuer, the Seller Eligible Lender Trustee on behalf of the Funding Note Issuer or their designee (other than an interest or lien that will be released simultaneously with the purchase of the Financed Student Loans under the Conduit Student Loan Purchase Agreement).

(o)           To the extent such Financed Student Loan was evidenced by an electronic Promissory Note, the Seller complied (and caused any originator or servicer of such Financed Student Loan to comply) with all regulations and other requirements adopted by the applicable Guarantor or the Department relating to the validity and enforceability of such Promissory Note.

(p)           Neither the Seller nor the Seller Eligible Lender Trustee had pledged, assigned, sold, granted a security interest in, or otherwise conveyed such Financed Student Loan (other than an interest or lien released simultaneously with the Transfer of such Loan under the Conduit Student Loan Purchase Agreement pursuant to a Security Release Certification (as defined in the Funding Note Purchase Agreement)). Neither the Seller nor the Seller Eligible Lender Trustee had authorized the filing of or was aware of any financing statements against it that include a description of collateral covering such Financed Student Loan (whether or not any additional collateral is covered by such financing statements) or any other security interest that had not been terminated with respect to such Financed Student Loans, or that was not terminated with respect to the such Financed Student Loan upon Transfer to the Funding Note Issuer or the Conduit Eligible Lender Trustee. Neither the Seller nor the Seller Eligible Lender Trustee was aware of any judgment or tax lien filings against it.

(q)           The related Borrower of such Financed Student Loan as of the related Grant Date was not noted in any Loan File prepared in connection therewith, including the related loan transmittal summary form as having been then involved in a bankruptcy proceeding.

(r)           Such Financed Student Loan satisfied all of the terms and conditions of the Transaction Documents (as defined in the Conduit Student Loan Purchase Agreement).

(s)           Such Financed Student Loan was not delinquent for 210 days or more or at such time subject to a claim filed with the applicable Guarantor.

(t)           Such Financed Student Loan had not been previously pledged to secure the Funding Note.

(u)           Either (i) such Loan was not subject to any Excluded Borrower Benefits (as defined in the Funding Note Purchase Agreement) or (ii) with respect to any Loan subject to Excluded Borrower Benefits, the amount required to be deposited into the Excluded Borrower Benefit Account (as defined in the Funding Note Purchase Agreement) was deposited.